Exhibit 4.20

To:

Ellomay Luxembourg Holdings S.a.r.l.

7B, Rue de Bonnevoie

L-1260 Luxembourg

Attention: Ran Pinhas Fridrich and Laurent Teitgen

 Milan, 19 December 2019

Dear Sirs,

Following our previous discussions, please find below our sale and purchase agreement proposal.

***

SALE AND PURCHASE AGREEMENT

BETWEEN

(1)
Ellomay Luxembourg Holdings S.a.r.l., a company incorporated under the laws of Luxembourg, having its registered office at Luxembourg, 7B, Rue de Bonnevoie, L-1260, registration number with the Companies’ Register of Luxembourg no. B 153319 (the “Seller”), represented by Ran Pinhas Fridrich and Laurent Teitgen, in their capacity as Classe B Gérent and, respectively, Classe A Gérent, duly empowered;

on one side
AND

(2)
Sonnedix San Davide S.r.l., a company incorporated under the laws of Italy, having its registered offices at Via Ettore de Sonnaz no. 19, Turin, 10212, Italian tax code and VAT number 11920680011, registration number with Companies’ Register of TO – 1250794 (the “Purchaser”), represented by Silvia Cazzola, in her capacity as empowered director;

on the other side

(the Seller and Purchaser are hereinafter collectively referred to as the “Parties” and each as a “Party”).

1.	RECITALS AND SCHEDULES	5
2.	DEFINITIONS AND INTERPRETATIVE RULES	5
3.	THE TRANSACTION	17
4.	PURCHASE PRICE AND PAYMENT TERMS	17
5.	CLOSING	25
6.	WARRANTIES OF THE SELLER	29
7.	INDEMNIFICATION OBLIGATIONS OF THE SELLER	41
8.	PURCHASER REPRESENTATIONS AND WARRANTIES	46
9.	SPECIAL INDEMNITIES	47
10.	CONFIDENTIAL INFORMATION	52
11.	COSTS AND TAXES	53
12.	MISCELLANEOUS PROVISIONS	53
12.1.	Entire Agreement	53
12.2.	Notices	54
12.3.	Assignment	54
12.4.	Changes in writing	55
12.5.	No waiver	55
12.6.	Negotiation	55
12.7.	Further Assurances	55
12.8.	No Third Party Beneficiaries	55
12.9.	Counterparts	55
12.10.	Severability	56
13.	APPLICABLE LAW – EXCLUSIVE JURISDICTION	56
13.1.	Applicable law	56
13.2.	Dispute resolution and jurisdiction	56

 WHEREAS:

(A)	The Purchaser is a company active in the renewable energy business and it is willing to further invest in photovoltaic plants in Italy.

(B)	The Seller owns, inter alia, the entire corporate capital of the following companies (each a “SPV” and, collectively, the “SPVs”):

(i)
100% of the corporate capital of Ellomay PV One S.r.l., a company incorporated under the laws of Italy, having its registered offices at Via L. Galvani no. 33, 39100 Bolzano, Italian tax code and VAT number 04459950285, registration number with Companies’ Register of Bolzano BZ – 214683 (“Ellomay PV One”);

(ii)
100% of the corporate capital of Ellomay PV Two S.r.l., a company incorporated under the laws of Italy, having its registered offices at Via L. Galvani no. 33, 39100 Bolzano, Italian tax code and VAT number 04482560283, registration number with Companies’ Register of Bolzano BZ – 214684 (“Ellomay PV Two”);

(iii)
100% of the corporate capital of Ellomay PV Five S.r.l., a company incorporated under the laws of Italy, having its registered offices at Via L. Galvani no. 33, 39100 Bolzano, Italian tax code and VAT number 06879990726, registration number with Companies’ Register of Bolzano BZ – 214810 (“Ellomay PV Five”);

(iv)
100% of the corporate capital of Ellomay PV Six S.r.l., a company incorporated under the laws of Italy, having its registered offices at Via L. Galvani no. 33, 39100 Bolzano, Italian tax code and VAT number 06657940729, registration number with Companies’ Register of Bolzano BZ – 214809 (“Ellomay PV Six”);

(v)
100% of the corporate capital of Ellomay PV Seven S.r.l., a company incorporated under the laws of Italy, having its registered offices at Via L. Galvani no. 33, 39100 Bolzano, Italian tax code and VAT number 02488800422, registration number with Companies’ Register of Bolzano BZ – 214811 (“Ellomay PV Seven”);

(vi)
100% of the corporate capital of Pedale S.r.l., a company incorporated under the laws of Italy, having its registered offices at Via L. Galvani no. 33, 39100 Bolzano, Italian tax code and VAT number 06819300960, registration number with Companies’ Register of Bolzano BZ – 214817 (“Pedale”);

(vii)
100% of the corporate capital of Murgia Solar S.r.l., a company incorporated under the laws of Italy, having its registered offices at Via L. Galvani no. 33, 39100 Bolzano, Italian tax code and VAT number 07182230727, registration number with Companies’ Register of Bolzano BZ – 214819 (“Murgia Solar”);

(viii)
100% of the corporate capital of Luma Solar S.r.l., a company incorporated under the laws of Italy, having its registered offices at Via L. Galvani no. 33, 39100 Bolzano, Italian tax code and VAT number 07182420724, registration number with Companies’ Register of Bolzano BZ – 214818 (“Luma Solar”);

(ix)
100% of the corporate capital of Soleco S.r.l., a company incorporated under the laws of Italy, having its registered offices at Via L. Galvani no. 33, 39100 Bolzano, Italian tax code and VAT number 01387110297, registration number with Companies’ Register of Bolzano BZ – 214815 (“Soleco”); and

(x)
100% of the corporate capital of Tecnoenergy S.r.l., a company incorporated under the laws of Italy, having its registered offices at Via L. Galvani no. 33, 39100 Bolzano, Italian tax code and VAT number 01387130295, registration number with Companies’ Register of Bolzano BZ – 214816 (“Tecnoenergy”).

(C)	The SPVs own a portfolio of photovoltaic plants in Italy composed as follows (each a “Plant” and, collectively, the “Portfolio”):

(i)	Ellomay PV One owns:

(a)	a photovoltaic plant having a capacity of 739.875 kWp located in the Municipality of Senigallia (AN) (the “Costantini Plant”); and

(b)	a photovoltaic plant having a capacity of 734.40 kWp located in Cingoli (MC) (the “Del Bianco Plant”);

(ii)	Ellomay PV Two owns:

(a)	a photovoltaic plant having a capacity of 739.48 kWp located in the Municipality of Filottrano (AN) (the “Giacchè Plant”); and

(b)	a photovoltaic plant having a capacity of 739.48 kWp located in Arcevia (AN) (the “Massaccesi Plant”);

(iii)	Ellomay PV Five owns a photovoltaic plant having a capacity of 999.80 kWp located in the Municipality of Troia (FG) (the “Troia 9 Plant”);

(iv)	Ellomay PV Six owns a photovoltaic plant having a capacity of 999.80 kWp located in the Municipality of Troia (FG) (the “Troia 8 Plant”);

(v)	Ellomay PV Seven owns a photovoltaic plant having a capacity of 994.43 kWp located in the Municipality of Galatina (LE) (the “Galatina Plant”);

(vi)	Pedale owns a photovoltaic plant having a capacity of 2993.60 kWp located in the Municipality of Corato (BA) (the “Pedale Plant”);

(vii)	Murgia Solar owns a photovoltaic plant having a capacity of 947.60 kWp located in the Municipality of Minervino Murge (BA) (the “Acquafresca Plant”);

(viii)	Luma Solar owns a photovoltaic plant having a capacity of 930.30 kWp located in the Minervino Murge (BA) (the “D’Angella Plant”);

(ix)	Soleco owns a photovoltaic plant having a capacity of 5923.50 kWp located in the Canaro (RO) (the “Soleco Plant”);

(x)	Tecnoenergy owns a photovoltaic plant having a capacity of 5899.52 kWp located in the Canaro (RO) (the “Tecnoenergy Plant”).

(D)
Prior to entering into this Agreement (as defined below), the Purchaser (also through its legal, financial, accounting, technical and tax advisor) has conducted and completed a thorough due diligence investigation of the SPVs and the Portfolio, through the review of information, documents, and matters included in the Due Diligence Documents (as defined below) that have been made available to them by the Seller or its Relevant Persons (as defined below) in relation to the SPVs and the Portfolio (all of the above, the “Due Diligence”).

(E)
The Purchaser wishes to acquire from the Seller a quota representing 100% of the corporate capital of each SPV (the “Quotas”) and the receivables arising out of (i) the Quotaholders Loans made available to each SPV by the Seller, together with any interest accrued thereon, and (ii) and the receivables for dividends not yet distributed by each SPV to the Seller (jointly, the “Quotaholder Loans Receivables”) and the Seller intends to sell the Quotas and the Quotaholder Loans Receivables to the Purchaser, in accordance with the terms and subject to the conditions set forth hereunder.

NOW, THEREFORE, on the basis of the foregoing, it is hereby agreed as follows:

1.	RECITALS AND SCHEDULES

The above Recitals and the Schedules attached hereto form an integral and substantial part of this Agreement.

2.	DEFINITIONS AND INTERPRETATIVE RULES

2.1.	Definitions

In addition to any other term defined elsewhere in this Agreement, the following terms shall have, for the purposes of this Agreement, the meanings set forth below unless the context clearly requires otherwise:

2.1.1.
“Accounting Principles” shall mean the principles provided by the Italian civil code, as applicable from time to time, in respect of the preparation of financial statements (bilanci di esercizio), integrated, to the extent applicable, by the accounting principles issued and generally accepted in Italy by the National Accountants Board (Consiglio Nazionale dell’Ordine dei Dottori Commercialisti ed Esperti Contabili), as amended by the Organismo Italiano di Contabilità as in force from time to time;

2.1.2.	“Acquafresca Plant” shall have the meaning set forth in Recital (C)(vii);

2.1.3.
“Affiliate” shall mean, in relation to any Party, any Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Party; with respect to the Purchaser, except for Clauses 10.3, 10.4 and 10.5, any reference to an “Affiliate” or a “Relevant Person” or a “Related Party” shall be deemed to exclude: (i) JPMorgan Chase Bank, N.A., J.P. Morgan Investment Management Inc. and their respective Affiliates, and any (a) pension fund or superannuation fund; (b) collective investment fund containing pension funds or superannuation funds; (c) separate account; (d) pooled or co-mingled fund; and (e) other fund or investor, in each case, for which JPMorgan Chase Bank, N.A. or J.P. Morgan Investment Management Inc. (or one of their respective Affiliates or subsidiaries) acts as trustee, agent, general partner, investment advisor, manager or responsible entity or person;

2.1.4.	“Agreement” shall mean this quota sale and purchase agreement, including its Recitals and Schedules;

2.1.5.	“AML Laws” shall have the meaning set forth in Clause 5.6.1;

2.1.6.
“Applicable Laws and Regulations” shall mean all international, national, regional and local laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations (including in respect of the incentive which has been granted to each Plant) of all governments, governmental and in general public authorities having jurisdiction over any Plant,  any SPV or on the Transaction contemplated by this Agreement, in each case as in force from time to time;

2.1.7.	“ARERA” shall mean Autorità di Regolazione per Energia Reti e Ambiente;

2.1.8.
“Authority” shall mean any supranational, multinational, national, federal, state, provincial or local authority or entity or body, or any political subdivision thereof, including any agency, instrumentality, division, department, court, tribunal or other body thereof, including the Regions, the Provinces and the Municipality where the Plants are located, the GSE,  the ARERA, the Agenzia delle Entrate and the Agenzia delle Dogane;

2.1.9.	“Business Day” shall mean any calendar day (other than a Saturday or a Sunday) on which banking institutions are open for business in Italy and Luxembourg;

2.1.10.
“Claim” shall mean a claim by the Purchaser the basis of which is (i) any breach of the Seller’s obligations and undertakings whatsoever under this Agreement or (ii) any other title, if any, pursuant to or in connection with this Agreement;

2.1.11.
“Closing” shall mean, with respect to all the SPVs, the execution of the Transfer Deed and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions, respectively, required to be executed and exchanged and performed and consummated by the Parties on the Closing Date pursuant to this Agreement;

2.1.12.	“Closing Date” shall mean the Date of Execution;

2.1.13.	“Closing Payment” shall have the meaning set forth in Clause 4.2.1(i);

2.1.14.	“Confidential Information” shall have the meaning set forth in Clause 10.2;

2.1.15.
“Control”, “Controlled” or “Controlling” shall mean the possession, directly or indirectly, of the power to direct or cause the director of the management or policies of any Person whether through ownership of voting securities, by contract, or otherwise, including the meaning set forth in article 2359, paragraph 1, nos. 1 and 2, and paragraph 2, of the Italian civil code;

2.1.16.	“Costantini Plant” shall have the meaning set forth in Recital (C)(a);

2.1.17.	“Current O&M Contracts” shall mean the following operation & maintenance contracts:

(i)	the O&M agreement entered into by Ellomay PV One and Geotevere S.r.l. on 3 November 2016;

(ii)	the O&M agreement entered into by Ellomay PV Two and Geotevere S.r.l. on 14 November 2016;

(iii)	the O&M agreement entered into by Ellomay PV Five and Zaragozà Energy S.r.l. on 1 February 2017;

(iv)	the O&M agreement entered into by Ellomay PV Six and and Zaragozà Energy S.r.l. on 1 February 2017;

(v)	the O&M agreement entered into by Ellomay PV Seven and Zaragozà Energy S.r.l. on 1 February 2017;

(vi)	the O&M agreement entered into by Pedale and Zaragozà Energy S.r.l. on 1 February 2017;

(vii)	the O&M agreement entered into by Murgia Solar and Zaragozà Energy S.r.l. on 1 February 2017;

(viii)	the O&M agreement entered into by Luma Solar and Zaragozà Energy S.r.l. on 1 February 2017;

(ix)	the O&M agreement entered into by Soleco and Zaragozà Energy S.r.l. on 1 February 2017;

(x)	the O&M agreement entered into by Tecnoenergy and Zaragozà Energy S.r.l. on 1 February 2017;

as included in the Due Diligence Documents;

2.1.18.	“D’Angella Plant” shall have the meaning set forth in Recital (C)(viii);

2.1.19.
“Damages” shall mean any and all actual direct damages within the meaning of article 1223 of the Italian civil code, including for the avoidance of doubt any loss or shortfall in profit, income or revenues;

2.1.20.	“Date of Execution” shall mean the date on which this Agreement is signed, which will be the same date of the Closing Date;

2.1.21.	“Del Bianco Plant” shall have the meaning set forth in Recital (C)(b);

2.1.22.	“Dispute” shall have the meaning set forth in Clause 13.2;

2.1.23.	“Due Diligence” shall have the meaning set forth in Recital (D);

2.1.24.
“Due Diligence Documents” shall mean all of the documents and information made available to the Purchaser, its Affiliates and/or its Relevant Persons in a virtual data room from 19 June 2019 to 18 December 2019 including the Q&A process operated by the parties (as listed and reproduced in full in the DVD attached hereto as Schedule 2.1.24);

2.1.25.	“Ellomay PV Five” shall have the meaning set forth in Recital (B)(iii);

2.1.26.	“Ellomay PV Five Price” shall have the meaning set forth in Clause 4.1.1 (iii);

2.1.27.	“Ellomay PV Five QHL Receivables” shall have the meaning set forth in Clause 1.1.1(a)(iii)(iii);

2.1.28.	“Ellomay PV Five QHL Receivables Price” shall have the meaning set forth in Clause 4.1.2 (iii);

2.1.29.	“Ellomay PV Five Quota” shall have the meaning set forth in Clause 4.1.1(iii);

2.1.30.	“Ellomay PV Five Quota Price” shall have the meaning set forth in Clause 4.1.2(iii)(b);

2.1.31.	“Ellomay PV One” shall have the meaning set forth in Recital (B)(i);

2.1.32.	“Ellomay PV One Price” shall have the meaning set forth in Clause 4.1.1(i);

2.1.33.	“Ellomay PV One QHL Receivables” shall have the meaning set forth in Clause 4.1.1(i);

2.1.34.	“Ellomay PV One QHL Receivables Price” shall have the meaning set forth in Clause 4.1.2(i)(a);

2.1.35.	“Ellomay PV One Quota” shall have the meaning set forth in Clause 4.1.1(i) ;

2.1.36.	“Ellomay PV One Quota Price” shall have the meaning set forth in Clause 4.1.2(i)(b);

2.1.37.	“Ellomay PV Two” shall have the meaning set forth in Recital (B)(ii);

2.1.38.	“Ellomay PV Two Price” shall have the meaning set forth in Clause 4.1.1(ii);

2.1.39.	“Ellomay PV Two QHL Receivables” shall have the meaning set forth in Clause 4.1.1(ii) ;

2.1.40.	“Ellomay PV Two QHL Receivables Price” shall have the meaning set forth in Clause 4.1.2(ii)(a);

2.1.41.	“Ellomay PV Two Quota” shall have the meaning set forth in Clause 4.1.1(ii);

2.1.42.	“Ellomay PV Two Quota Price” shall have the meaning set forth in Clause 4.1.2(ii)(b);

2.1.43.	“Ellomay PV Seven” shall have the meaning set forth in Recital (B)(v);

2.1.44.	“Ellomay PV Seven Price” shall have the meaning set forth in Clause 4.1.1(v);

2.1.45.	“Ellomay PV Seven QHL Receivables” shall have the meaning set forth in Clause 4.1.1(v);

2.1.46.	“Ellomay PV Seven QHL Receivables Price” shall have the meaning set forth in Clause 4.1.2(v)(a);

2.1.47.	“Ellomay PV Seven Quota” shall have the meaning set forth in Clause 4.1.1(v);

2.1.48.	“Ellomay PV Seven Quota Price” shall have the meaning set forth in Clause 4.1.2(v) (b);

2.1.49.	“Ellomay PV Six” shall have the meaning set forth in Recital (B)(vi);

2.1.50.	“Ellomay PV Six Price” shall have the meaning set forth in Clause 4.1.1(iv);

2.1.51.	“Ellomay PV Six QHL Receivables” shall have the meaning set forth in Clause 4.1.1(iv);

2.1.52.	“Ellomay PV Six QHL Receivables Price” shall have the meaning set forth in Clause 4.1.2(iv)(a);

2.1.53.	“Ellomay PV Six Quota” shall have the meaning set forth in Clause 4.1.1(iv);

2.1.54.	“Ellomay PV Six Quota Price” shall have the meaning set forth in Clause 4.1.2(iv)(b);

2.1.55.	“Financing Agreements” shall mean the following financing agreements, along with the security interests and other agreements connected thereto:

(i)	the financing agreement executed by Ellomay PV One and Centrobanca Banco di Credito Finanziario e Mobiliare S.p.A. on 17 February 2011;

(ii)	the financing agreement executed by Ellomay PV Two, Ellomay PV Seven, Pedale, Soleco and Tecnoenergy and Mediocredito Italiano S.p.A. and Intesa Sanpaolo S.p.A. on 17 May 2018,

as included in the Due Diligence Documents;

2.1.56.	“Galatina Indemnity” shall have the meaning set forth in Clause 9.4.1;

2.1.57.	“Galatina Plant” shall have the meaning set forth in Recital (C)(v);

2.1.58.	“Giacchè Plant” shall have the meaning set forth in Recital (C)(ii)(a);

2.1.59.	“GSE” shall mean Gestore dei Servizi Energetici S.p.A.;

2.1.60.
“GSE Verification” shall mean the verification commenced by GSE in relation to the Pedale Plant by means of note GSE/P20170049412 22-06-2017 to the extent grounded on the basis of alleged non-compliance of the installed Conergy modules model PM 230P-5 installed with the applicable rules concerning CEI EN 61215 certifications under the Decree 10 May 2010 (Third Conto Energia).

2.1.61.
“Hazardous Materials” shall mean any substance, chemical or waste that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as pollutant or contaminant, pursuant to any Applicable Law and Regulation;

2.1.62.	“Indemnities” shall have the meaning set forth in Clause 9.1;

2.1.63.
“Independent Auditor” shall mean an auditor of primary standing independent from the Parties and jointly appointed by the Parties, fit for the purposes of the tasks set forth in Clause 4.4. In case of failure to reach an agreement in 5 Business Days, the Independent Auditor will be designated by the President of the Courts of Milan at the request of either Party;

2.1.64.	“Insurer” shall mean a reputable insurance company providing the Warranty and Indemnity Policy;

2.1.65.	“JPMC” shall have the meaning set forth in Clause 10.2;

2.1.66.	“Land” shall mean, with respect to a Plant, the areas where it is located;

2.1.67.	“Land Agreements” shall mean the agreements entered into with the relevant landowners and constituting Land Rights in favour of each SPV, as included in the Due Diligence Documents;

2.1.68.
“Land Rights” shall mean all ownership, surface, easement rights and other titles to land on the Land created pursuant to the Land Agreements to build, own, operate, maintain, connect to the grid and despatch the power produced by the Portfolio;

2.1.69.	“Leakages” shall mean, with respect to a SPV, in the period between the Reference Date (excluded) and the Closing Date (included):

(i)
any payment of any dividend (in cash or in kind) or other distribution of profits or assets, or any payments in lieu of any dividend or other distribution, paid or made, or agreed to be declared, or any repurchase or redemption of quota (including any reduction of capital or repurchase of securities) of that SPV paid or agreed to be paid by such SPV to the Seller and/or its Affiliates or any of their Related Parties (other than the SPVs);

(ii)
any payment or repayment or transfer of assets in payment or repayment of principal of interest or principal amount by such SPV to or for the benefit of the Seller and/or its Affiliates or any of their Related Parties (other than the SPVs);

(iii)
any other payment or cash extraction of whatever nature, other than those set forth above, made or agreed to be made by that SPV to the Seller and/or its Affiliates or any of their Related Parties (other than the SPVs) by whatsoever form or means (including reimbursement of quotaholders’ loans (either for capital or for interests) or of any other kind of contribution made to that SPV);

(iv)	the waiver, or agreement to waive, of any amount owed to that SPV by the Seller and/or its Affiliates or any of their Related Parties (other than the SPVs);

(v)
any payments (including by way of set-off), indemnities or guarantees incurred or granted or any liabilities assumed, indemnified or incurred or agreed to be assumed, indemnified or incurred (including under any guarantee, indemnity or other security) by or on behalf of such SPV to or for the benefit of the Seller and/or its Affiliates or any of their Related Parties (other than the SPVs);

(vi)
any fee or bonus (whether in cash or in kind) paid, or present or future benefit granted by that SPV payable, to the Seller and/or its Affiliates or any of their Related Parties made or becoming payable, other than those provided in the agreements included in the Due Diligence Documents;

(vii)
any payment (whether in cash or in kind) by that SPV to the Seller and/or its Affiliates or any of their Related Parties in relation to expenses strictly related to the Transaction provided herein (including, for the sake of clarity, any professional advisor fees and expenses paid and incurred by such SPV in connection with the Transaction, such as fees paid in connection with any investment banking fees, legal fees or Due Diligence costs);

(viii)	the creation of any third-party rights over any assets or rights of that SPV for the benefit of the Seller and/or its Affiliates or any of their Related Parties (other than the SPVs);

(ix)	any cost or Tax incurred by that SPV as a consequence of any of the foregoing;

(x)	the incurring by that SPV in any obligation to effect any of the matters or actions listed above

(xi)	any cost and expense related to the consent of the Lenders with respect to Financing Agreements up to the maximum amount provided under Clause 5.3.2;

but does not include, for the avoidance of doubt, (A) any of the above actions if carried out amongst the SPVs, (B) any Permitted Leakage, (C) any remuneration payable to directors of any SPVs for their office, on the basis of the applicable remuneration agreements in force as of the Reference Date and included in the Due Diligence Documents, (D) any fees to consultants and/or advisors for handling any matter relevant to the business and/or to the management of the assets of any of the SPVs other than for the exclusive purpose of effecting the completion of the Transaction contemplated in this Agreement;

2.1.70.	“Lenders” shall mean the lenders under the Financing Agreements;

2.1.71.
“Lien” shall mean (i) any private constraint (“vincoli privatistici”) (pledge, mortgage, seizure, privilege, usufruct, charge, lien, trust, right of set-off, or other third party right or interest including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement having similar effect) or (ii) any public constraint (“vincoli pubblicistici”) (environmental, urban constraints – hydrogeological, geomorphological, archeological, biogeographical, landscape, forest, water protection, cultural goods, building ban, usi civici, public domain, livelli, emphyteusis), in each case, other than the Permitted Liens;

2.1.72.	“Luma Solar” shall have the meaning set forth in Recital (B)(viii);

2.1.73.	“Luma Solar Price” shall have the meaning set forth in Clause 4.1.1(viii);

2.1.74.	“Luma Solar QHL Receivables” shall have the meaning set forth in Clause 4.1.1(viii);

2.1.75.	“Luma Solar QHL Receivables Price” shall have the meaning set forth in Clause 4.1.2(viii)(a);

2.1.76.	“Luma Solar Quota” shall have the meaning set forth in Clause 4.1.1(viii);

2.1.77.	“Luma Solar Quota Price” shall have the meaning set forth in Clause 4.1.2(viii)(b);

2.1.78.	“Massaccesi Plant” shall have the meaning set forth in Recital (C)(ii)(b);

2.1.79.	“Murgia Solar” shall have the meaning set forth in Recital (B)(vi);

2.1.80.	“Murgia Solar Price” shall have the meaning set forth in Clause 4.1.1(vii);

2.1.81.	“Murgia Solar QHL Receivables” shall have the meaning set forth in Clause 4.1.1(vii);

2.1.82.	“Murgia Solar QHL Receivables Price” shall have the meaning set forth in Clause 4.1.2(vii)(a);

2.1.83.	“Murgia Solar Quota” shall have the meaning set forth in Clause 4.1.1(vii);

2.1.84.	“Murgia Solar Quota Price” shall have the meaning set forth in Clause 4.1.2(vii)(b);

2.1.85.	“NDA” shall have the meaning set forth in Clause 10.1;

2.1.86.	“Notice of Claim” shall have the meaning set forth in Clause 7.4.1;

2.1.87.	“Parties” shall have the meaning set forth in the preamble of this Agreement;

2.1.88.	“Pedale” shall have the meaning set forth in Recital (B)(vi);

2.1.89.	“Pedale Indemnity” shall have the meaning set forth in Clause 9.3.1;

2.1.90.	“Pedale Plant” shall have the meaning set forth in Recital (C)(vi);

2.1.91.	“Pedale Price” shall have the meaning set forth in Clause 4.1.1(vi);

2.1.92.	“Pedale QHL Receivables” shall have the meaning set forth in Clause 4.1.1(vi);

2.1.93.	“Pedale QHL Receivables Price” shall have the meaning set forth in Clause 4.1.2(vi)(a);

2.1.94.	“Pedale Quota” shall have the meaning set forth in Clause 4.1.1(vi);

2.1.95.	“Pedale Quota Price” shall have the meaning set forth in Clause 4.1.2(vi)(b);

2.1.96.
“Permits” shall mean, with respect to each Plant, all and any permits, licenses, authorizations, approvals, consent, clearance, notice of no-objection (nulla osta), environmental assessments, regulations (disciplinare), agreements with any authority (including, inter alia, the “autorizzazione unica” and any written prescription from the Authority, connection regulations, connection agreements with the grid operator and incentives granted by the GSE), or similar documents and authorizations however named, as issued or required to be issued for the full and proper operation of the Plant, pursuant to the Applicable Laws and Regulations;

2.1.97.	“Permitted Leakages” shall mean the Leakages set out in Schedule 2.1.97;

2.1.98.	“Permitted Liens” shall mean the pledges and mortgages and any other Lien, included in the Due Diligence Documents, existing as of the Date of Execution pursuant to the Financing Agreements;

2.1.99.
“Person” shall mean any natural person, company, firm, partnership, joint-venture, corporation, association, government or political subdivision, agency or institution of a government, or any other organization or entity;

2.1.100.	“Plant” shall have the meaning set forth in Recital (C);

2.1.101.	“Portfolio” shall have the meaning set forth in Recital (C);

2.1.102.	“Potential Tax Liabilities” shall have the meaning set forth in Clause 9.2.1;

2.1.103.	“Potential Tax Liabilities Indemnity” shall have the meaning set forth in Clause 9.2.1;

2.1.104.	“Purchase Price” shall have the meaning set forth in Clause 4.1;

2.1.105.	“Purchaser” shall have the meaning set forth in the preamble of this Agreement;

2.1.106.	“Purchaser’s Notice” shall have the meaning set forth in Clause 4.4.3;

2.1.107.	“Quota Price” shall have the meaning set forth in Clause 4.1.2;

2.1.108.	“Quotas” shall have the meaning set forth in Recital (E);

2.1.109.	“Quotaholder Loans” shall mean all the quotaholder loans made available by the Seller to the relevant SPV;

2.1.110.	“Quotaholder Loans Receivables” shall have the meaning set forth in Recital (E);

2.1.111.	“Quotaholder Loans Receivables Price” shall have the meaning set forth in Clause 4.1.2;

2.1.112.	“Reference Date” shall mean 31 December 2018;

2.1.113.	“Reference Financial Statements” shall mean the financial statements of the SPVs, as at the Reference Date, included in the Due Diligence Documents;

2.1.114.	“Related Parties”: means, with respect to a Person, all the relevant Persons identified under the accounting principle IAS no. 24 (other than the SPVs);

2.1.115.
“Relevant Person” shall mean, with respect to a Person, its former or current: shareholders, directors, officer, counsel, and financial, accounting and legal advisors except as otherwise stated in Clause 2.1.3;

2.1.116.	“Sanctions” shall have the meaning set forth in Clause 6.17.4;

2.1.117.	“Seller” shall have the meaning set forth in the preamble of this Agreement;

2.1.118.
“Seller Guarantees” shall mean (i) the parent company guarantee of Ellomay Capital Limited LTD dated 17 May 2018 to Mediocredito Italiano S.p.A. and Intesa San Paolo S.p.A and to the benefit of Ellomay PV Two, with respect to “Ecoware Potential Liability and Withholding Potential Liability” and (ii) the parent company guarantee of Ellomay Capital Limited LTD dated 17 May 2018 to Mediocredito Italiano S.p.A. and Intesa San Paolo S.p.A and to the benefit of Ellomay PV Two, Ellomay PV Seven, Pedale, Soleco, Tecnoenergy with respect to “Ecoware Potential Liability and Withholding Potential Liability”, in both cases in relation to the relevant Financing Agreements;

2.1.119.	“Seller’s Knowledge” shall mean the actual knowledge of a fact, circumstance or event of the directors, managers (dirigenti) of the Seller, the SPVs and the other Persons listed in Schedule 2.1.119;

2.1.120.	“Soleco” shall have the meaning set forth in Recital (B)(ix);

2.1.121.	“Soleco Plant” shall have the meaning set forth in Recital (C)(ix);

2.1.122.	“Soleco Price” shall have the meaning set forth in Clause 4.1.1(ix);

2.1.123.	“Soleco QHL Receivables” shall have the meaning set forth in Clause 4.1.1(ix);

2.1.124.	“Soleco QHL Receivables Price” shall have the meaning set forth in Clause 4.1.2(ix)(a);

2.1.125.	“Soleco Quota” shall have the meaning set forth in Clause 4.1.1(ix);

2.1.126.	“Soleco Quota Price” shall have the meaning set forth in Clause 4.1.2(ix)(b);

2.1.127.	“SPVs” shall have the meaning set forth in Recital (B);

2.1.128.
“Tax” or “Taxes” shall mean any Italian state or local tax, including registration tax, cadastral tax, mortgage tax, stamp duties, corporate income tax (“IRES”), regional tax (“IRAP”), trade, wealth, value-added tax (“VAT”), sales, property or transfer tax, salary/wage tax, any other withholding tax, excise taxes, customs, duties, social security contributions, real estate municipality taxes (“ICI”, “IMU”, “TASI”, “TARI”)  or any other tax, as well as any tax and social security contributions, wherever and whenever imposed, in each case together with any interest, penalty, fine, addition to tax or other ancillary duties or any other such charges within the meaning of any laws of foreign jurisdictions;

2.1.129.	“Tax Returns” shall have the meaning set forth in Clause 6.19.1;

2.1.130.	“Tecnoenergy” shall have the meaning set forth in Recital (B)(x);

2.1.131.	“Tecnoenergy Plant” shall have the meaning set forth in Recital (C)(x);

2.1.132.	“Tecnoenergy Price” shall have the meaning set forth in Clause 4.1.1(x);

2.1.133.	“Tecnoenergy QHL Receivables” shall have the meaning set forth in Clause 4.1.1(x);

2.1.134.	“Tecnoenergy QHL Receivables Price” shall have the meaning set forth in Clause 4.1.2(x)(a);

2.1.135.	“Tecnoenergy Quota” shall have the meaning set forth in Clause 4.1.1(x);

2.1.136.	“Tecnoenergy Quota Price” shall have the meaning set forth in Clause 4.1.2(x)(b);

2.1.137.	“Third Parties Claim” shall have the meaning set forth in Clause 7.5.1;

2.1.138.	“Transaction” shall mean the overall transaction contemplated by this Agreement, as better described in Clause 3;

2.1.139.
“Transfer Deed” shall mean, with respect to all SPVs, the agreement which shall be executed for the sole purposes of article 2470 of the Italian civil code on the Closing Date for the purposes of implementing this Agreement by transferring at the same time the Quotas of all SPVs from the Seller to the Purchaser;

2.1.140.
“Tremonti Claims” shall mean the reimbursement claims filed by Tecnoenergy, Soleco, Pedale, Luma Solar, and Murgia Solar with the Italian Tax Authority according to the application of Law 388/2000 (so-called “Tremonti Ambiente”) to the relevant Plants benefitting from incentives under the so called Third Conto Energia or the so called Fourth Conto Energia feed-in laws, as detailed in Schedule 2.1.140 attached hereto;

2.1.141.	“Tremonti Earn-out” shall have the meaning set forth in Clause 4.3.2;

2.1.142.	“Troia 8 Plant” shall have the meaning set forth in Recital (C)(iv);

2.1.143.	“Troia 9 Plant” shall have the meaning set forth in Recital (C)(iii);

2.1.144.	“Warranties” shall have the meaning set forth in Clause 6.1;

2.1.145.	“Warranty and Indemnity Policy” shall mean the warranty and indemnity liability policy for the Purchaser underwritten by the Insurer, to be entered into by the Purchaser and paid for by the Purchaser.

2.2.	Interpretative Rules

Unless otherwise expressly provided for in this Agreement, for purposes of this Agreement:

2.2.1.	all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require;

2.2.2.
the word “including” and any variation thereof shall mean “including without limitation” and shall not be construed to limit any general statement to the specific or similar items or matters following it;

2.2.3.	the words “hereof”, “herein”, “hereto” and “hereunder” refer to this Agreement as a whole (including the Recitals and the Schedules), and not to any subdivision of this Agreement;

2.2.4.
when calculating the period of days before which, by which, or following which any act is to be done or any step is to be taken pursuant to this Agreement, the day that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the relevant period shall end on the next following Business Day. Unless otherwise expressly provided for, any period of time expressed in months shall be calculated as provided for in article 2963, paragraphs 4 and 5 of the Italian civil code;

2.2.5.	references to “Articles”, “Clauses”, “Recitals” and “Schedules” are to the articles, clauses, recitals and schedules of this Agreement, unless specified differently;

2.2.6.	in case of discrepancies between the body of the Agreement and the Schedules, the former will prevail;

2.2.7.
the division of this Agreement into Articles, Clauses and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

2.2.8.
the obligation of a Party to cause any other Person (including a corporate body of any such Person) to undertake or to do something, or to procure that any other Person (including a corporate body of any such Person) undertakes or does something, shall be construed as a “promessa dell’obbligazione o del fatto del terzo” for the purpose of article 1381 of the Italian civil code;

2.2.9.	the obligation of a Party to use best efforts to accomplish an objective shall be construed as an “obbligazione di mezzi” and not as an “obbligazione di risultato”;

2.2.10.
the governing language of this Agreement is English. Except as otherwise required by the Applicable Laws and Regulations, all notices, correspondence, information and other documents required under this Agreement shall be in the English language. However, where in this Agreement an Italian term is given in italics or in italics in brackets after an English term and there is any inconsistency between the Italian and the English, the meaning of the Italian term shall prevail;

2.2.11.
the Parties have jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

3.	THE TRANSACTION

Pursuant to the terms and subject to the conditions of this Agreement, the Seller shall sell the Quotas and the Quotaholder Loans Receivables, free and clear of any Lien except for the Permitted Liens, to the Purchaser, and the Purchaser shall purchase the Quotas and the Quotaholder Loans Receivables at Closing Date, free and clear of any Lien except for the Permitted Liens, from the Seller, against the payment of the Purchase Price (the “Transaction”).

4.	PURCHASE PRICE AND PAYMENT TERMS

4.1.	Purchase Price

4.1.1.
Upon the terms and subject to the conditions of this Agreement and without prejudice to Clauses 4.3 and 4.4, the aggregate amount to be paid by the Purchaser to the Seller as consideration for the purchase of the Quotas and the Quotaholder Loan Receivables  is equal to Euro 38,692,072.00 (thirty-eight million six-hundred-ninety-two thousand seventy-two/00) (the “Purchase Price”), allocated as follows:

(i)
an amount equal to Euro 2,899,933.00 as consideration for the transfer of 100% of the corporate capital of Ellomay PV One  (the “Ellomay PV One Quota”) and the quotaholder loans receivables arising out of the Quotaholder Loans made available by the Seller to Ellomay PV One outstanding as of the Closing Date (respectively, the “Ellomay PV One QHL Receivables” and the “Ellomay PV One Price”);

(ii)
an amount equal to Euro 2,565,293.00 as consideration for the transfer of 100% of the corporate capital of Ellomay PV Two (the “Ellomay PV Two Quota”) and the quotaholder loans receivables arising out of the Quotaholder Loans made available by the Seller to Ellomay PV Two outstanding as of the Closing Date (respectively, the “Ellomay PV Two QHL Receivables” and the “Ellomay PV Two Price”);

(iii)
an amount equal to Euro 3,120,985.00 as consideration for the transfer of 100% of the corporate capital of Ellomay PV Five (the “Ellomay PV Five Quota”) and the quotaholder loans receivables arising out of the Quotaholder Loans made available by the Seller to Ellomay PV Five outstanding as of the Closing Date (respectively, the “Ellomay PV Five QHL Receivables” and the “Ellomay PV Five Price”);

(iv)
an amount equal to Euro 3,852,307.00 as consideration for the transfer of 100% of the corporate capital of Ellomay PV Six (the “Ellomay PV Six Quota”) and the quotaholder loans receivables arising out of the Quotaholder Loans made available by the Seller to Ellomay PV Six outstanding as of the Closing Date (respectively, the “Ellomay PV Six QHL Receivables” and the “Ellomay PV Six Price”);

(v)
an amount equal to Euro 1,873,089.00 as consideration for the transfer of 100% of the corporate capital of Ellomay PV Seven (the “Ellomay PV Seven Quota”) and the quotaholder loans receivables arising out of the Quotaholder Loans made available by the Seller to Ellomay PV Seven outstanding as of the Closing Date (respectively, the “Ellomay PV Seven QHL Receivables” and the “Ellomay PV Seven Price”);

(vi)
an amount equal to Euro 4,824,446.00 as consideration for the transfer of 100% of the corporate capital of Pedale (the “Pedale Quota”) and the quotaholder loans receivables arising out of the Quotaholder Loans made available by the Seller to Pedale outstanding as of the Closing Date (respectively, the “Pedale QHL Receivables” and the “Pedale Price”);

(vii)
an amount equal to Euro 3,086,459.00 as consideration for the transfer of 100% of the corporate capital of Murgia Solar (the “Murgia Solar Quota”) and the quotaholder loans receivables arising out of the Quotaholder Loans made available by the Seller to Murgia Solar outstanding as of the Closing Date (respectively, the “Murgia Solar QHL Receivables” and the “Murgia Solar Price”);

(viii)
an amount equal to Euro 3,000,677.00 as consideration for the transfer of 100% of the corporate capital of Luma Solar (the “Luma Solar Quota”) and the quotaholder loans receivables arising out of the Quotaholder Loans made available by the Seller to Lumar Solar outstanding as of the Closing Date (respectively, the “Luma Solar QHL Receivables” and the “Luma Solar Price”);

(ix)
an amount equal to Euro 7,021,641.00 as consideration for the transfer of 100% of the corporate capital of Soleco (the “Soleco Quota”) and the quotaholder loans receivables arising out of the Quotaholder Loans made available by the Seller to Soleco outstanding as of the Closing Date (respectively, the “Soleco QHL Receivables” and the “Soleco Price”);

(x)
an amount equal to Euro 6,447,240.00 as consideration for the transfer of 100% of the corporate capital of Tecnoenergy (the “Tecnoenergy Quota”) and the quotaholder loans receivables arising out of the Quotaholder Loans made available by the Seller to Tecnoenergy outstanding as of the Closing Date (respectively, the “Tecnoenergy QHL Receivables” and the “Tecnoenergy Price”).

4.1.2.	The Purchase Price shall be split as follows:

(i)	as to the Ellomay PV One Price,

(a)
an amount equal to the Ellomay PV One QHL Receivables outstanding as of the Closing Date (including, for the avoidance of doubt, any interest accrued thereon), as consideration for the purchase of the Ellomay PV One QHL Receivables (the “Ellomay PV One QHL Receivables Price”); and

(b)	the balance, as consideration for the purchase of the Ellomay PV One Quota (the “Ellomay PV One Quota Price”);

(ii)	as to the Ellomay PV Two Price,

(a)
an amount equal to the Ellomay PV Two QHL Receivables outstanding as of the Closing Date (including, for the avoidance of doubt, any interest accrued thereon), as consideration for the purchase of the Ellomay PV Two QHL Receivables (the “Ellomay PV Two QHL Receivables Price”); and

(b)	the balance, as consideration for the purchase of the Ellomay PV Two Quota (the “Ellomay PV Two Quota Price”);

(iii)	as to the Ellomay PV Five Price,

(a)
an amount equal to the Ellomay PV Five QHL Receivables outstanding as of the Closing Date (including, for the avoidance of doubt, any interest accrued thereon), as consideration for the purchase of the Ellomay PV Five QHL Receivables (the “Ellomay PV Five QHL Receivables Price”); and

(b)	the balance, as consideration for the purchase of the Ellomay PV Five Quota (the “Ellomay PV Five Quota Price”);

(iv)	as to the Ellomay PV Six Price,

(a)
an amount equal to the Ellomay PV Six QHL Receivables outstanding as of the Closing Date (including, for the avoidance of doubt, any interest accrued thereon), as consideration for the purchase of the Ellomay PV Six QHL Receivables (the “Ellomay PV Six QHL Receivables Price”); and

(b)	the balance, as consideration for the purchase of the Ellomay PV Six Quota (the “Ellomay PV Six Quota Price”);

(v)	as to the Ellomay PV Seven Price,

(a)
an amount equal to the Ellomay PV Seven QHL Receivables outstanding as of the Closing Date (including, for the avoidance of doubt, any interest accrued thereon), as consideration for the purchase of the Ellomay PV Seven QHL Receivables (the “Ellomay PV Seven QHL Receivables Price”); and

(b)	the balance, as consideration for the purchase of the Ellomay PV Seven Quota (the “Ellomay PV Seven Quota Price”);

(vi)	as to the Pedale Price,

(a)
an amount equal to the Pedale QHL Receivables outstanding as of the Closing Date (including, for the avoidance of doubt, any interest accrued thereon), as consideration for the purchase of the Pedale QHL Receivables (the “Pedale QHL Receivables Price”); and

(b)	the balance, as consideration for the purchase of the Pedale Quota (the “Pedale Quota Price”);

(vii)	as to the Murgia Solar Price,

(a)
an amount equal to the Murgia Solar QHL Receivables outstanding as of the Closing Date (including, for the avoidance of doubt, any interest accrued thereon), as consideration for the purchase of the Murgia Solar QHL Receivables (the “Murgia Solar QHL Receivables Price”); and

(b)	the balance, as consideration for the purchase of the Murgia Solar Quota (the “Murgia Solar Quota Price”);

(viii)	as to the Luma Solar Price,

(a)
an amount equal to the Luma Solar QHL Receivables outstanding as of the Closing Date (including, for the avoidance of doubt, any interest accrued thereon), as consideration for the purchase of the Luma Solar QHL Receivables (the “Luma Solar QHL Receivables Price”); and

(b)	the balance, as consideration for the purchase of the Luma Solar Quota (the “Luma Solar Quota Price”);

(ix)	as to the Soleco Price,

(a)
an amount equal to the Soleco QHL Receivables outstanding as of the Closing Date (including, for the avoidance of doubt, any interest accrued thereon), as consideration for the purchase of the Soleco QHL Receivables (the “Soleco QHL Receivables Price”); and

(b)	the balance, as consideration for the purchase of the Soleco Quota (the “Soleco Quota Price”);

(x)	as to the Tecnoenergy Price,

(a)
an amount equal to the Tecnoenergy QHL Receivables outstanding as of the Closing Date (including, for the avoidance of doubt, any interest accrued thereon), as consideration for the purchase of the Tecnoenergy QHL Receivables (the “Tecnoenergy QHL Receivables Price”); and

(b)	the balance, as consideration for the purchase of the Tecnoenergy Quota (the “Tecnoenergy Quota Price”).

4.1.3.
Save only as otherwise expressly provided in this Agreement, the Parties acknowledge and expressly accept that the Purchase Price is not subject to any modification or adjustment, on any basis whatsoever.

4.1.4.
For the sake of clarity and without limitation to the generality of Clause 4.1.3 above, the Parties further acknowledge and agree that all expenses, costs and liabilities whatsoever of the SPVs, including, but not limited to, those as from 1 January 2019 (included), have ben already taken into account in the evaluation of the Purchase Price and - without prejudice to what expressly provided under Clause 4.3 (Tremonti Earn-out), Clause 4.4 (Locked box) and Clause 9 (Special Indemnities) as well as to the Warranty and Indemnity Policy - shall be allocated to the Purchaser.

4.2.	Payment Terms

4.2.1.
Without prejudice to Clauses 4.3 and 4.4, the Parties agree that the Purchaser shall pay the entire Purchase Price to the Seller at Closing Date, by way of wire transfer of immediately available funds, free and clear of any counterclaim, withholding or condition, on the bank account notified in writing by the Seller.

4.3.	Tremonti Earn-out

4.3.1.	The Parties acknowledge that certain SPVs (Tecnoenergy, Soleco, Pedale, Luma Solar, and Murgia Solar) have filed the Tremonti Claims with the competent Tax Authorities.

4.3.2.
In the event that, within 5 (five) years after the Closing Date, following a final and enforceable order, injunction, judgment, decision, law, regulation, decree, determination, ruling, writ, assessment or other award of the competent Authority(ies), any of the SPVs becomes entitled to any cash refund, benefits, payments, additional incentives, deduction or compensation right   as a consequence of or in connection with any of the Tremonti Claims and/or the facts and circumstances related to or underlying such Tremonti Claims without prejudicing the current feed-in tariff benefitted from such SPV(s) as a direct consequence thereof (hereinafter the “Tremonti Benefits”), the Purchaser shall promptly pay to the Seller, as additional consideration to the Purchase Price, (i) the 90% (ninety per cent) of the amount actually received (for the sake of clarity, without any netting of any costs or expenses (including attorney’s fees) borne by the relevant SPV(s); plus (ii) an amount equal to, on a Euro per Euro basis, 90% (ninety per cent) of the amounts calculated as per Schedule 4.3.2 attached hereto (for the sake of clarity, without any netting of any costs or expenses (including attorney’s fees) borne by the relevant SPV(s) (hereinafter (i) and (ii) above, the “Tremonti Earn-out”).

4.3.3.
Seller will be entitled – but will have not the obligation - to handle, manage and decide upon any action related to or underlying any of the Tremonti Claims, and shall keep the Purchaser duly and timely informed and updated, it being understood, for the sake of clarity, that the Seller shall have final decision making authority with regard to all aspects of the conduct and handling of said dispute, defense, compromise or appeal, and the Purchaser shall cause the relevant SPVs to duly and promptly comply with the foregoing provisions. The Purchaser shall not, and shall ensure that the relevant SPVs shall not, make any exchanges, filing, admission, waiver in relation to any facts and circumstances which may delay, prejudice, limit or jeopardize the Tremonti Claims and/or the Tremonti Earn-out, nor compromise, dispose of, waive or settle any of the may Tremonti Claims without the prior written consent of the Seller.

It is however agreed that the Seller shall not request the relevant SPV(s) and/or the Purchaser to carry out any action or transaction with respect to the Tremonti Claims and/or the Tremonti Earn-out that:

a)	is in violation of any Applicable Laws and Regulations; or

b)
causes acceleration of or events of default under the financing agreements in place at the time of the action/transaction, it being understood that such financing agreements shall not provide terms and conditions that may trigger such acceleration or events of default strictly related to the Tremonti Claims; or

c)	jeopardize the feed-in tariff benefitted from such SPV(s); or

d)	intentionally causes a material Damage to the relevant SPV(s) (taking into account also Seller’s interest to the Tremonti Earn-out).

4.3.4.
Should the Seller elect not  to handle, manage and decide upon any action related to or underlying one or more Tremonti Claims, the Purchaser will be entitled to do so, it being understood that: (i) the Purchaser shall keep the Seller duly and timely informed and updated (including, without limitation, promptly informing the Seller of any notices, communications and/or requests received by the relevant Authorities) and the Seller will be entitled to participate (at its cost and expense) in any dispute, defense, compromise or appeal relating thereto; and (ii) the Purchaser shall, and shall cause the relevant SPVs to, duly and diligently defend against the facts and circumstances which may delay, prejudice, limit or jeopardize the Tremonti Claims.

4.3.5.
Following the Closing, the Purchaser shall promptly provide and shall cause the relevant SPVs to promptly provide, (i) all necessary documents, information and communications that the Seller (including its advisors) may require, as the case may be, and (ii) all the cooperation and assistance which the Purchaser (including its advisors) may require, as it may be required for the full comprehension of any subject matters of the Tremonti Earn-Out and/or for the determination of said Tremonti Earn-Out.

4.3.6.
Without prejudice to the provisions set forth in Clause 4.3.5 above, the value of any Tremonti Earn-out, if any, shall be notified by the Purchaser to the Seller (or its permitted assignee or successor in title) by written notice (hereinafter the “Tremonti Benefits Notice”). If, within 20 (twenty) Business Days following the delivery of a Tremonti Benefits Notice, the Seller has not notified the Purchaser of a written notice of objection thereto, then the amount of the Tremonti Earn-out provided in the Tremonti Benefits Notice will be final and binding on the Purchaser and the Seller not having so objected.

4.3.7.
If the Seller (or its permitted assignee or successor in title) timely notifies the Purchaser of said notice of objection, the provisions set forth in Clause 4.4.4 and Clause 4.4.5 below shall apply mutatis mutandis.

4.3.8.
Without prejudice to Clause 4.3.2 above but without duplication, in the event that, following the Closing, any of relevant SPVs enter into an assignment agreement with a third party by virtue of which it assigns to such third party on a non-recourse basis (cessione del credito pro soluto) the receivables arising from any of the Tremonti Claims, then the Purchaser shall pay to the Seller, as consideration additional to the Purchase Price, within 10 (ten) Business Days from the execution date of such assignment agreement, an amount equal to 90% (ninety per cent) of the assignment price provided under said agreement (hereinafter the “Assignment Benefits”), (for the sake of clarity, without any netting of any costs or expenses (including attorney’s fees) borne by the relevant SPV(s) (hereinafter the “Tremonti Assignment Benefits Earn-Out”), if the Seller, at its discretion, opts for said Tremonti Assignment Benefits Earn-Out in lieu of the Tremonti Earn-Out.

4.3.9.
The Parties agree that all costs and expenses (including attorney’s fees) for handling the relevant Tremonti Claims shall be borne by the relevant SPV(s), and therefore, after Closing, by the Purchaser, it being understood that the Seller shall not request the SPVs to bear unreasonable advisory fees.

4.4.	Locked box

4.4.1.
The Quotas shall be transferred free from any Lien except for the Permitted Liens with all rights and entitlements relating thereto and enjoinment including dividends, which shall be for the benefit of the Purchaser as from 1 January 2019 (included).

4.4.2.
The Seller hereby undertakes to notify the Purchaser in writing, on  Closing Date, of the occurrence of any Leakages and the amount of such Leakages. The Parties agree that the amount of any Leakages regarding a SPV so notified by the Seller shall be deducted on a Euro per Euro basis from the relevant portion of the Purchase Price, provided that the Closing has occurred. The Purchaser shall have the right to challenge the determination of the Leakages notified by the Seller only after the relevant Closing, in accordance with Clauses 4.4.3 and 4.4.4.

4.4.3.
Without any prejudice to any Representation and Warranty (but, for the sake of clarity, without any duplication in respect thereof), the Purchaser will have 70 (seventy) Business Days after the Closing Date to verify, under penalty of forfeiture (a pena di decadenza), the Seller’s compliance with Clause 4.4.2 and to provide the Seller with its request for the repayment of any Leakages, along with its calculation of the relevant amount and supporting documentation (the “Purchaser’s Notice”). The Seller shall pay the amounts requested by the Purchaser in the Purchaser’s Notice on a Euro per Euro basis within 30 (thirty) Business Days from its receipt, unless the Seller rejects in writing the Purchaser’s Notice within 30 (thirty) Business Days from its receipt, under penalty of forfeiture (a pena di decadenza).

4.4.4.
If the Seller rejects the Purchaser’s Notice, during a period of 15 (fifteen) Business Days following the receipt of such Seller’s rejection notice the Parties will attempt to resolve any differences which they may have. If, at the end of such period, the Parties fail to reach an agreement in writing with respect to any matter, then all the disputed items, and only such items (the “Disputed Items”), will be submitted to the Independent Auditor, in accordance with the following procedure:

(i)
the Independent Auditor will: (i) act as an arbitrator (arbitratore) pursuant to articles 1349, paragraph 1, and 1473, paragraph 1, of the Italian civil code, and will make a decision in the interest of the Parties in a diligent and fair manner and in good faith (con equo apprezzamento e non con mero arbitrio); (ii) render its determination within 20 (twenty) Business Days of its acceptance of the appointment; and (iii) determine the amount of any Leakage in accordance with the terms of this Agreement;

(ii)
any examination or discussion with the Independent Auditor may take place only in the presence of both Parties (or advisors of both Parties), which will be afforded the opportunity to present to the Independent Auditor any document relating to the Disputed Items and to discuss such Disputed Items with the Independent Auditor;

(iii)
the assessment of the Independent Auditor will be limited to the Disputed Items; with respect to any Disputed Item submitted to the Independent Auditor for resolution, the determination of the Independent Auditor may not fall beyond the maximum and minimum values set by the Parties;

(iv)	the Parties will cooperate with the Independent Auditor and make available all the information, data and documents required by it for the purpose of rendering its determination;

(v)	the Independent Auditor will have reasonable access to any information which it may deem necessary or appropriate for the purposes of its determination under this Clause;

(vi)
the determination rendered by the Independent Auditor shall be given on the basis of the calculation rules set forth in this Agreement and shall be binding upon the Parties, except in the event of a evident error or evident iniquity or fraud; and

4.4.5.	the costs for the services rendered by the Independent Auditor will be paid by the Parties on a 50-50 basis.

4.4.6.	If the Independent Auditor determines that the Seller has to reimburse a Leakage, the payment shall be executed within 10 Business Days of receipt of such determination.

4.4.7.
The Parties agree that the Seller’s obligation to reimburse any Leakage due under this Clause 4.4 is independent from the Seller’s indemnification obligations under Clause 7, it being understood that in no event shall there be a duplication of remedies. Any amount reimbursed by the Seller pursuant to this Clause 4.4 shall be deemed as an adjustment of the Purchase Price to the maximum extent permitted under the Applicable Laws and Regulations.

It is understood and agreed that the rights, obligations and remedies provided in this Clause 4.4 shall be the sole and exclusive remedy available to the Purchaser in respect of the occurrence of any Leakage (if any), and, for the avoidance of doubt, in no event the Purchaser shall be entitled to delay or refuse the completion of Closing due to any Leakages.

5.	CLOSING

5.1.	General

Subject to and in accordance with the terms and conditions under this Agreement, the Parties agree that the Quotas and the Quotaholder Loan Receivables with respect to the SPVs shall be transferred and assigned to the Purchaser at the Closing Date.

5.2.	Pre-Closing/Closing Covenant

5.2.1.
The Parties acknowledge that on or prior to the Date of Execution the Seller has caused the Ellomay PV Two to deliver to the relevant contractor termination notice pursuant to the relevant Current O&M Contract. In agreeing the Purchase Price, the Parties have duly taken into account, inter alia and without limitations, the costs and disbursements associated or deriving from termination of the Current O&M Contracts.

5.2.2.
The Parties further acknowledge that on the Closing Date the Purchaser shall pay to Ellomay Capital Ltd on behalf of Ellomay PV One an amount equal to Euro 84,986.00 in relation to the invoices no. 15258, 15224 and 15189, related to admnistrative services in favor of Ellomay PV One.

5.3.	Lenders

5.3.1.
The Parties acknowledge that on or prior to the Date of Execution the relevant Lenders have granted their written consent to the Transaction in accordance with the provisions of the relevant Financing Agreements and (a) without requiring, or threatening in writing to require, vis-à-vis the Seller and/or any SPV the termination, acceleration or renegotiation of any such Financing Agreements, (b) with full and unconditional release and discharge of the Seller and any Seller’s Affiliates and their Related Parties from the Financing Agreements and any document, commitment, obligation or undertaking connected thereto, excluding only the Seller Guarantees (without prejudice to Clause 5.3.3 below), at Closing, (c) without requiring any costs or expenses unpin the Seller and/or any of  its Affiliates (save as provided in Clause 5.3.2 below).

It is understood and agreed that the Purchaser shall accede to and enter into any agreement or deed required to cause release of the Seller and Sellers’s Affiliates above as requested by the Lenders and appropriate.

5.3.2.
Costs and expenses related to the consent of the Lenders, if any, shall be entirely borne by the Seller up to the maximum aggregate amount of Euro 65,000.00 (sixty-five thousand/00) (including for the sake of clarity any amount deducted from the Purchase Price as Leakages pursuant to point (xi) of definition of “Leakages”), while the exceeding costs and expenses shall be borne by the Seller and the Purchaser on a 50-50 basis.

5.3.3.	The Parties agree that:

(1)
the Purchaser shall procure that the Seller and its Affiliates are fully, definitively and unconditionally released and discharged from each and all Seller Guarantees as soon as possible after the Closing Date and in any case within and not later than 30 June 2020,

(2)
the Purchaser shall hold and keep the Seller and its Affiliates harmless and indemnified from and against all actions, claims, proceedings, losses, damages, prejudices and all payments, costs or expenses possibly incurred by them  arising out of any of such Seller Guarantees,

(3)
without prejudice to point (1) above, if, for whatever reason, the Seller and its Affiliates are not fully, definitively and unconditionally released and discharged in writing from each and all Seller Guarantees within and not later than 30 June 2020, then the Purchaser shall pay to the Seller, within and not later than 15 July 2020, as liquidated damages pursuant to article 1382 of the Italian civil code or in any case as indemnification, an amount equal to Euro 1,000,000.00 (one million) - amount that the Purchaser considers fair and not subject to any reduction and that shall be paid to the Seller free and clear of any set-off, objections and counterclaims – without prejudice to (i) the persisting obligation of the Purchaser to achieve full, definitive and unconditional released and discharged of each and all Seller Guarantees and (ii) point (2) above including Seller’s right to claim for further damages, provided that such indemnification shall be net of the amount already paid,

(4)
notwithstanding anything to the contrary set forth in this Agreement or in the Applicable Law and Regulations, the Seller and its Affiliates shall have no liability, on any basis whatsoever, towards the Purchaser, its Affiliates and/or the SPVs for any damages, losses or prejudices suffered or incurred by the Purchaser, any of its Affiliates and/or the SPVs as a consequence of, or in connection with, the Seller Guarantees.

5.4.	Date and place of the Closing

The Closing will take place before an Italian notary public designated by the Purchaser on the Closing Date.

5.5.	Deliveries at Closing

5.5.1.
On the Closing Date, the Parties shall perform the following actions, which (regardless of their time sequence) shall be deemed to occur simultaneously and to constitute one single transaction (provided further that in respect of any action to be performed by the SPVs the Seller shall procure that each SPV performs such action):

(i)
the Purchaser shall pay to the Seller the entire Purchase Price for the purchase of the Quotas of all SPVs (net of the Leakages notified for each SPV by the Seller under Clause 4.4.2, if any, and without prejudice to Clause 4.3) as per Clause 4.2, into the bank account(s) that will be indicated to the Purchaser;

(ii)	the Seller and the Purchaser shall execute the Transfer Deed for the purposes of transferring the Quotas to the Purchaser;

(iii)
the Seller and the Purchaser shall enter into agreements (in the form attached hereto as Schedule 5.5.1(iii)) whereby the relevant Quotaholder Loans Receivables shall be assigned by the Seller to the Purchaser, and the Purchaser shall pay to the Seller the relevant consideration (the “Quotaholder Loans Assignment Agreements”);

(iv)
the Seller shall procure that the relevant directors of each SPV resign, and confirm in their written resignation (in the form attached hereto as Schedule 5.5.1(iv) that they have no claim towards the relevant SPV;

(v)
the Purchaser shall deliver to the Seller an indemnity and hold harmless letter for the benefit of each of the resigning directors of each SPV providing the release and discharge, to the maximum extent permitted by the Law, of the relevant resigning director from and against any and all liabilities, except for gross negligence (colpa grave) or willful misconduct (dolo), arising out of or in connection with their activities and functions carried out or the entire period of their office up to (and including) the Closing Date (in the form attached hereto as Schedule 5.5.1(v));

(vi)
the Seller shall cause, in relation to each SPV, that the relevant quotaholders’ meeting is validly held, in order to resolve upon (i) the acceptance of the resignation of the respective previous directors confirming that they have no claims for termination, loss of office, unpaid remuneration or otherwise vis-à-vis that SPV and with full release and discharge, to the maximum extent permitted by the Law, the relevant resigning directors from and against any and all liabilities except for gross negligence (colpa grave) or willful misconduct (dolo), arising out of or in connection with their activities and functions carried out as directors for the entire period of their office up to (and including) the Closing Date, and (ii) the appointment of the new directors/sole director to be designated by the Purchaser and communicated to the Seller prior to the Closing Date;

(vii)
the Seller shall procure the revocation effective as of the relevant Closing Date of each and all the powers of attorney and proxies granted by each SPV (if any) and it shall deliver to the Purchaser a copy of the letters from the persons holding such power of attorney and proxies, if any, confirming that they have no claims for the revocation of their powers of attorney and proxies;

(viii)	the Seller shall make available (as applicable and to the extent not already provided before Closing) to the Purchaser the documents, data and information listed below:

(a)	each SPV’s certified email account (PEC) credentials;

(b)	each Plant’s gates and cabins keys;

(c)	each Plant’s monitoring system credentials (if applicable);

(d)	each Plant’s DVR/ccTV IP and related ports addresses;

(e)	each Plant’s video surveillance system access credentials;

(f)	each Plant’s security service system identification password;

(g)	each Plant’s Gaudì portal;

(h)	each SPV’s antimafia declarations (“Dichiarazioni antimafia”).

(ix)
the Purchaser shall accede to and enter into any agreement or deed required to cause release of the Seller and, if applicable, Seller’s Affiliates under Clause 5.3.1 above as requested by the Lenders and/or appropriate, including Seller Guarantees  (without prejudice to the provision set forth under Clause 5.3.7. above);

(x)
the Parties shall execute and deliver (and the Seller shall procure that each SPV executes and delivers) such other instruments as may be necessary under Applicable Laws and Regulations to complete the transfer of the Quotas and the Quotaholder Loans Receivables to the Purchaser.

5.5.2.
The Parties mutually acknowledge and agree that the actions and transactions constituting the Closing pursuant to Clause 5.5.1 shall be regarded as one single transaction, so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions referred above shall have been properly taken or performed. At the option of the non-defaulting Party any and all actions and transactions performed by the defaulting Party in light of Closing shall be unwound and reversed back so as to reconstitute the original status quo. This shall be without prejudice to the right of the non-defaulting Party to take any action in respect of the non-performance by the defaulting Party. The Parties acknowledge the essential nature of this provision.

5.5.3.	The Transfer Deed, shall not affect, be deemed a waiver of or to, amend or have any novative effect (effetto novativo) upon, the provisions of this Agreement.

5.6.	Post-Closing Obligations

5.6.1.
The Parties shall mutually provide any available information or documentation reasonably requested by the other Party required to comply with anti-money laundering laws and regulations (the “AML Laws”), including to the Bank Secrecy Act and the U.S. PATRIOT Act, so long as permitted by the Applicable Laws and Regulations.

6.	WARRANTIES OF THE SELLER

6.1.	General

For the purpose of the Warranty and Indemnity Insurance only, and not to the Purchaser and therefore with express exclusion of any responsibility and liabilities, on any basis whatsoever, of the Seller and of its Relevant Persons in respect thereof (save only as provided in Clause 7.3.1(b)), the Seller warrants that each of the facts and circumstances set out under Clauses from 6.6 to 6.25 below (the “Warranties”) are true and correct, as of the Date of Execution and shall be in any case true and correct at the Closing Date, except for those Warranties expressed to be made as of a specified date or for a specified period before Closing Date, which shall be true and correct only and exclusively as of such specified date or for such specified period (the “Other Reference Date”).

6.2.	No Indemnification for breach of Warranties

The Parties acknowledge and agree that:

a)
the Warranty and Indemnity Insurance shall provide the express exclusion of any Seller’s and its relevant Persons’ responsibility and liabilities, on any basis whatsoever, in respect of the Warranties provided thereunder, with the sole exception of the case of fraud (frode);

b)
the Purchaser and the Insurer shall enter, on the Date of Execution, into the Warranty and Indemnity Insurance. On the Date of Execution, the Purchaser shall give evidence to the Seller of the execution by the Purchaser of the Warranty and Indemnity Insurance, under which the Insurer has no right of recourse against the Seller, with the sole exception of the case of fraud (frode) and waives and undertakes not to exercise against the Seller, its Affiliates, directors, officers and SVPs’ directors on office before the Closing Date any right of subrogation or other remedy acquired under, or in connection with, the Insurance or Applicable Laws and Regulation, with the sole exception, as to Seller, of the case of fraud (frode);

c)
notwithstanding any other provision set forth in this Agreement and/or of the Applicable Law and Regulation to the contrary, the Purchaser’s exclusive and only recourse in respect of any damage, loss, detriment and prejudice however incurred or suffered by the Purchaser or any of its Affiliates (which, after the Closing, will also include the SPVs) as to any Warranties shall be only under the Warranty and Indemnity Insurance;

d)
the Seller (and its Affiliates, directors, officers and SPVs’ directors on office before the Closing Date) shall have no responsibility or liability whatsoever in respect of any damage, loss, detriment or prejudice however incurred or suffered by the Purchaser or any of its Affiliates (which, after the Closing, will include the SPVs) as a result of any Warranties, including for the avoidance of any doubt in any circumstance where the Purchaser is not able for any reason whatsoever to subscribe the Warranty and Indemnity Insurance or to obtain indemnity under the Warranty and Indemnity Insurance (including any refusal by the Insurer to indemnify for invalidity or ineffectiveness of the Warranty and Indemnity Insurance, breaches by the Purchaser of provisions of the Warranty and Indemnity Insurance, wrong submission by the Purchaser of claims under the Warranty and Indemnity Insurance, application of limitations such as de minimis, thresholds and/or caps, duration, exclusions, qualifications or any other reason);

e)
the Purchaser represents and warrants that the Warranty and Indemnity Insurance shall provide, for its entire duration, the Insurer’s right of recourse against third parties (including the Seller) only in case of such third parties’ fraud (frode); the Insurer shall have no action, claim and right of recourse (i) vis-à-vis the Seller, its Affiliates, directors, officers and SVPs’ directors on office before the Closing Date (A) with respect to any sum or indemnification paid or to be paid by the Insurer to the Purchaser and/or any other beneficiary under the Warranty and Indemnity Insurer and (B) excluding, as to actions, claims and rights of recourse, if any, against the Seller, only the cases of fraud (frode) of the Seller, it being understood that in any case the Purchaser, also pursuant to article 1411 of the Italian civil code, shall indemnify and hold harmless the persons and entities above from any recourse of the Insurer in cases other than, as to the Seller, fraud (frode);

f)	on the Closing Date, the Purchaser shall provide to the Seller evidence of the payment of the relevant premium under the Warranty and Indemnity Insurance to the Insurer; and

g)	the Purchaser expressly considered the foregoing when agreeing the Purchase Price and the terms of this Agreement.

6.3.	No other representations or warranties

Without prejudice to Clause 6.2 above, the Parties acknowledge and agree that the Warranties are in lieu of any other warranties however provided under Applicable Law and Regulation or otherwise (including without limitation under articles from 1482 through 1497 of the Italian civil code) and constitute all of the representations and warranties made in connection with the purchase and sale of the Quotas and any other transactions contemplated by this Agreement. Without prejudice to the Warranties, but subject to Clause 6.2 above, the Purchaser acknowledges and accepts that the Seller (and, for the avoidance of doubt, its directors, officers or employees) makes no representation and gives no warranty, express or implied, other than the Warranties.

Without limiting the generality of the foregoing and for the sake of clarity, the Seller (and, for the avoidance of doubt, its directors, officers or employees) does not make any representation nor gives any warranty as to the accuracy or completeness of any estimate, evaluation, projection, business plan, budget, forecast, forward looking statement provided, whether orally or in writing, by it, its representatives or others to the Purchaser or its representatives in connection with any investigation of the SPVs.

6.4.	No recourse against third Persons

Without prejudice to Clause 6.2 above, the Purchaser acknowledges and agrees, also pursuant to article 1411 of the Italian civil code, that the Purchaser shall have no action, claim and right of recourse against (i) the directors, officers or employees of the Seller or (ii) the directors, officers or employees of any Seller’s Affiliate or (iii) directors, officers or employees of any SPV appointed by the Seller or by the Seller’s Affiliates before the Closing Date, on the grounds of breach of any Representations and Warranties or of any Seller’s obligations or undertakings set forth or arising from this Agreement.

6.5.	Accuracy of the Warranties

The truthfulness, correctness and accuracy of the Warranties as of the Date of Execution, the Closing Date or as of any Other Reference Date are in any case subject to and qualified by any matter which is fairly disclosed or referred to in this Agreement (including its Schedules), in the Due Diligence Documents, it being understood that the foregoing qualification and exclusion shall apply to each and all the Warranties, irrespective of whether the foregoing qualification and exclusion are expressively repeated in any of the Warranties below or not.

6.6.	Incorporation and existence of the Seller

6.6.1.	The Seller is a company duly organized and validly existing under the laws of Luxembourg.

6.6.2.
The Seller (a) is not under dissolution (liquidazione), nor has it passed any resolution for its voluntary winding up (scioglimento), merger, dissolution or liquidation; or (b) is not insolvent or subject to any bankruptcy or insolvency proceeding nor has it ever filed any application for admittance to any bankruptcy or insolvency procedure or similar proceedings.

6.7.	Authority, Consents, No Conflicts

6.7.1.
The Seller has full legal right, power and the authority to enter into this Agreement and the other documents to be executed pursuant to this Agreement and to perform the Transaction provided for herein and the performance of this Agreement without the necessity for the Seller of obtaining any prior consent, approval or authorization, except for the consent provided for under Clause 5.4.1 (Lenders’ consent). The execution and delivery of this Agreement and the completion of the Transaction provided for hereunder do not violate the Seller’s by-laws or constitute a breach by the Seller or give rise to a right of termination, cancellation, acceleration or amendments of any contract or other commitment undertaken by it, or violate any Permits, judgement, order, injunction, award, decree or Applicable Law and Regulation applicable to the Seller, nor will result in the creation or imposition of any Lien on the Quotas.

6.7.2.	This Agreement has been duly executed and contains valid and binding obligations on the Seller enforceable against it in accordance with its terms.

6.8.	No Brokers

There is no Person that is entitled to a finder’s fee or any type of brokerage commission from the Purchaser and/or any of the SPVs in relation to, or in connection with, the Transaction contemplated herein as a result of any agreement or understanding with the Seller, nor has the Seller had any dealings related to the Transaction contemplated herein with any Person that may claim a brokerage or other commission from the Purchaser and/or any of the SPVs.

6.9.	Incorporation and good standing of the SPVs

6.9.1.	Each SPV is a limited liability company (società a responsabilità limitata) duly organized and validly existing in good standing under Italian law.

6.9.2.
Each SPV is not insolvent or involved in any insolvency, bankruptcy or liquidation (liquidazione) proceedings, reorganization, nor has it ever filed any application for admittance to any bankruptcy or insolvency procedure or similar proceedings, nor has it passed any resolution for its voluntary winding up (scioglimento), merger, dissolution or liquidation, nor is it incurred in any of the circumstances provided under articles 2482-bis and 2482-ter of the Italian civil code and there are not proceedings or legal actions of that kind by any creditors, quotaholders, receivers or public authorities pending or threatened in writing in respect thereto. No voluntary arrangement, compromise or similar arrangements with creditors has been proposed, agreed or sanctioned.

6.10.	SPVs’ Quotas

6.10.1.
The entire corporate capital of each SPV is duly authorized, validly issued, fully subscribed and paid-in and it is owned by the Seller, with good and valid title thereto. No SPV nor the Seller are a party to any agreement which would permit any third party Person to control such SPVs or obligate any such SPVs to transfer its profits to such third party Person.

6.10.2.
There are no Liens on the Quotas other than the Permitted Liens and there are no options, warrants or conversion, exchange, subscription or pre-emption rights or other agreements, contracts or commitments of any kind, or outstanding resolutions of the relevant corporate bodies obligating the SPVs to issue to any third party quotas, options, warrants or other securities, or entitling any other Person to purchase or exercise the voting rights or other rights of control in respect of the Quotas.

6.10.3.
Subject to the Closing having occurred, at the relevant Closing Date, the Purchaser shall be the sole owner of the Quotas which shall be transferred with all rights and entitlements relating thereto, including the right to receive dividends and other distributions.

6.10.4.
The SPVs are not the owners (or the holders under any other title), directly or indirectly, of any equity interest in any corporation, partnership, other association, entity or undertaking (wherever incorporated or formed).

6.10.5.
Each and all acts, contracts and transactions relevant to each SPV and performed or entered into by each SPV, to the Seller’s Knowledge, have been carried out in accordance with market value, and are not subject to being declared null and void, annulled, rescinded, terminated, or clawed back.

6.10.6.
There is no outstanding indebtedness, except for the Quotaholder Loans Receivables and no outstanding contract, commitment or arrangement of any SPV vis-à-vis the Seller or any Seller’s Affiliate nor any outstanding credit or contract of any such SPV vis-à-vis the Seller or any Seller’s Affiliate.

6.10.7.
To the Seller’s Knowledge the direct acquisition of the Quotas and any of the assets composing the Portfolio by the Seller and/or its relevant Affiliates from all the relevant predecessors in title is not subject to being declared null and void, annulled, rescinded, terminated or revoked for any reason whatsoever, including in the event of insolvency of any of such predecessors in title. The consideration for the Quotas by the Seller and/or its relevant Affiliates from all the relevant predecessors have been paid in full.

6.10.8.
Since the incorporation date of each SPV, the relevant quotaholders’ and directors’ meetings have been validly held and the relevant minutes reflect all of the matters, in all material respects, dealt with and the relevant resolutions adopted, and have been properly signed by all of the persons legally entitled to do so and duly recorded into each respective corporate book.

6.11.	Quotaholder Loans Receivables

6.11.1.	The Quotaholder Loans Receivables are free from any Lien excepting the Permitted Liens.

6.11.2.
Subject to the Permitted Liens, the Seller has valid legal and marketable title on the Quotaholder Loans Receivables and the right, power and authority to sell, assign, transfer and deliver valid and marketable title on the Quotaholder Loans Receivables, upon the terms and subject to the conditions of this Agreement and of the Quotaholder Loans Assignment Agreements.

6.11.3.
Pursuant to the terms and conditions of this Agreement, subject to the Closing having occurred, the Purchaser will acquire ownership of, and good and marketable title to, the Quotaholder Loans Receivables, free and clear of any Lien excepting the Permitted Liens.

6.11.4.	The Seller has not entered into any agreement or commitment to give or create any Lien in respect of the Quotaholder Loans Receivables excepting the Permitted Liens.

6.11.5.	No Person has any right, contingent or otherwise, to acquire the Quotaholder Loans Receivables excepting the Permitted Liens.

6.12.	No Conflict

To the Seller’s Knowledge, the execution and delivery of this Agreement and the completion of the Transaction do not conflict with, or result in the material breach of, or constitute a material default under, or give rise to a right of termination, cancellation or acceleration of any material agreement or instrument to which each SPV is bound, or violate any judgment, order, injunction, award, decree or Applicable Law or Regulation applicable to each SPV or violate the articles of incorporation or the by-laws of each SPV nor will result in the creation or imposition of any Lien on the Quotas.

6.13.	Reference Financial Statements, accounting and corporate books

6.13.1.
The Reference Financial Statements have been prepared in accordance with the Applicable Laws and Regulations and the Accounting Principles, consistently applied by each SPV according with their relevant past practice actually adopted by each SPV, and such Reference Financial Statements present a reasonably accurate view of and materially reflect, in accordance with such Accounting Principles, the assets, liabilities, quotaholders’ equity and financial position of each SPV as at the Reference Date and of their relevant revenues and expenses, the result of their operations and the changes in their relevant financial position for the 12 (twelve) month period then ended, taking into account the purpose for which they have been prepared.

6.13.2.
There has been no extraordinary cost which has been incurred by any SPV between the Reference Date and the Date of Execution for the extraordinary replacement of any part of any Plant or extraordinary interventions on any Plant, which in aggregate for each SPV does not exceed Euro 100,000.00.

6.13.3.
Each SPV’s accounting books, corporate books and records are up-to-date as of the latest quarterly closing of September 30, 2019 and have been kept in compliance with the Accounting Principles and the Applicable Laws and Regulations and accurately reflect, in accordance with such Applicable Laws and Regulations and with the Accounting Principles (applied consistently with the accounting policies, bases and practice actually adopted in the past by each SPV), all facts and transactions required to be recorded therein.

6.13.4.
Since the Reference Date through the Date of Execution, to the Seller’s Knowledge each SPV has been conducted in accordance with the Applicable Laws and Regulations and with its ordinary course and consistently with past practice

6.14.	Finance Documents

6.14.1.	Each SPV has not entered into any financial lease agreement, loan agreement, hedging agreement or other hedging transaction with third parties other than the Financing Agreements.

6.14.2.
Except for the Permitted Liens, no SPV has created or granted any security interest or guarantee, and no security interests or guarantees have been created or granted by third parties in the interest of any such SPV and/or of the Seller.

6.14.3.	The Financing Agreements and the relevant Permitted Liens created thereunder are in full force and effect.

6.14.4.
Subject to Clause 5.2.1, the transfer of ownership of the relevant portion of the Quotas does not constitute and will not constitute at the relevant Closing Date an event of default under any Financing Agreement and the relevant Permitted Liens created thereunder.

6.14.5.
No SPV nor, to the Seller’s Knowledge, other parties to the relevant Financing Agreement is in breach thereunder in any material respect and none of the security interests or guarantees has been enforced, nor any written notice of alleged default or enforcement has been received under any Financing Agreement by or to any SPV. To the Seller’s Knowledge no relevant events and/or distribution block is outstanding and, within the meaning of the relevant Financing Agreement, no termination or acceleration has taken place.

6.15.	Permits; Incentives; Portfolio; Land

6.15.1.
All the Permits needed to construct, own, run and operate each Plant composing the Portfolio have been obtained in accordance with the Applicable Laws and Regulations and are in full force and effect. No SPV is in breach of any provision of Applicable Laws and Regulations with respect to any Permit, including payment of fees to the relevant Authorities, in any material respect.

6.15.2.
Each Plant has been constructed in compliance with the authorised final design and has all the requirements and/or have legitimately obtained, as the case may be, the incentives granted by the GSE, in accordance with the Applicable Laws and Regulations and based on valid and legitimate Permits and procedures. No claims have been notified by the GSE in relation to the entitlement of any SPV to the incentives.

6.15.3.
The variation and replacement of the Plant’s components which were necessary to be communicated, has been communicated to the GSE, as well the serial number and/or registration number of modules or other components has been updated in the GSE web portal. With respect to the authorized project of each PV Plant, no substantial variation (variante sostanziale) has been implemented without approval of the Authority. No variation or replacement of modules or other components has ever triggered a variation of the features/configuration of any such Plant.

6.15.4.
Each SPV, as far it is concerned, is the sole and legitimate owner of the relevant Plant(s) and it holds, by virtue of valid and enforceable instruments, the relevant Land Rights. The Land Rights owned or otherwise held by the relevant SPV are regularly registered (registrati e trascritti) where required pursuant to Applicable Laws and Regulations. The Land Rights are those necessary for the construction, connection to the grid, operation, maintenance, ownership and commercial exploitation of the relevant Plant as currently constructed, connected to the grid, operated, maintained, owned and commercially exploited. No Liens exist on the Lands, other than the Permitted Liens, which may materially jeopardize the construction, connection to the grid, operation, maintenance, ownership and commercial exploitation of any Plant and/or the legitimacy of the Permits, as currently constructed, connected to the grid, operated, maintained, owned and commercially exploited.

6.15.5.	The Land Agreements are valid and effective according to their terms and conditions.

6.15.6.	No SPV has received any written notice of any revocation, termination or invalidity of any of the relevant Land Agreements.

6.15.7.	The grid operator has been granted all the easement rights (diritti di servitù) and other applicable rights necessary for the connection of each Plant to the grid.

6.15.8.
No claim has been notified in writing by any third party or authority to any SPV in relation to any Permit, the incentives granted by the GSE and the Land Rights as to title, validity, enforceability or otherwise.

6.15.9.
To the Seller’s Knowledge, there are no circumstances, facts, events, breaches or omissions which (a) could give rise to the termination (risoluzione/recesso), revocation (revoca), annulment (annullamento), forfeiture (decadenza) of any Permit and/or seizure of any Plant on lawful ground or (b) could give right to any authority to issue, any regulation, ordinance, decree, rule, directive, order, injunction or other legally binding provision to the effect of, temporarily or permanently, in whole or in part, prevent or otherwise disrupt the occupation of the Land by the relevant SPV on lawful ground or (c) may lawfully ground the revocation, suspension or reduction of any incentive granted to any Plant, and neither the Seller nor any SPV has received no written notice to that effect.

6.16.	Litigations

6.16.1.	To the Seller’s Knowledge no SPV:

(i)
is involved whether as a claimant or as a defendant (whether or not before a Court, an arbitration tribunal or any other authority or otherwise) in any pending litigations, including mediation, whether of a civil, criminal, labour, social security, administrative proceedings or other nature;

(ii)	has threatened to any Person to bring against this Person any claim, nor has it received any written notice to that effect from a third party.

6.16.2.
There is no pending order, decree, decision or judgment of any EU, national or local governmental or regulatory authority notified in writing against any SPV and relating to non-compliance with Applicable Laws and Regulations.

6.16.3.
To the Seller’s Knowledge there is no pending or threatened claim or litigation of a civil, criminal or administrative nature, by or before any authority, against any of the Seller’s or SPVs’ Relevant Persons which is of such nature as to be capable of resulting in Damages to any SPV.

6.17.	Compliance with the anti-bribery and anti-corruption Applicable Laws and Regulations

6.17.1.
The Seller, each SPV and, to the Seller’s Knowledge, their respective officers, employees, Relevant Persons or any other individual or any agents or consultants acting for or on behalf of the foregoing, directly or indirectly, have not violated and are not in violation of any Applicable Laws and Regulations regarding anti-bribery and anti-corruption, AML Laws, and Legislative Decree no. 231 of 8 June 2001, as further amended. There is not and has not been any governmental or other investigation, enquiry or action (including any suspension, fine, penalty or citation) against the Seller or any SPV and notified to the Seller or any SPV, and, to the Seller’s Knowledge, their respective Relevant Persons or any other individuals or companies acting for or on behalf of the Seller or each SPV concerning non-compliance with the before mentioned Applicable Laws and Regulations and none is pending or threatened in connection with any SPV and their relevant business. To the Seller’s knowledge, no fact, matter or circumstance exists which might give rise to an investigation, enquiry, proceeding or action of such type.

6.17.2.
None of the Seller or the SPVs, and, to the Seller’s Knowledge, any of their respective officers, employees, Relevant Persons or any other individual or, to their knowledge, any agents or consultants acting on behalf of any of the foregoing, directly or indirectly, has, in relation to any SPV and/or the Portfolio: (i) engaged in any activity, practice or conduct that would constitute a violation or breach, or otherwise violated or is in violation of any, anti-corruption law, applicable to them, including but not limited to Legislative Decree no. 231 of 8 June 2001, as further amended, the Foreign Corrupt Practices Act of 1977 of the United States of America (as further integrated and amended) and the UK Bribery Act of 2010; (ii) made, offered or promised to make, or authorized the payment or giving of money, or anything else of value, to a governmental official, or to any other person, while knowing or believing that all or some portion of the money or value will be offered, given, or promised to a governmental official or other person for the purposes of obtaining or retaining business of securing any improper advantage or in other circumstances when such offer, payment, or promise would be unlawful; or (iii) has been subject to any investigation by any governmental authority with regard to any actual or alleged breach of any anti-corruption law.

6.17.3.
The Seller, any beneficial owner of it, any Person Controlling or Controlled by the Seller and the SPVs are in compliance with all AML Laws related to the prevention of money laundering and terrorist financing in the jurisdictions in which the Seller and/or the SPVs operate.

6.17.4.
Neither the Seller or the SPVs are a Person that is, or is owned or controlled by Persons that are: (a) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, the “Sanctions”), or (b) located, organized or resident in a country or territory which is, or whose government is, the subject of the Sanctions.

6.17.5.
Neither the Seller, any beneficial owners of the Seller, any Person Controlling or Controlled by the Seller, nor the any of the SPVs is a Senior Foreign Political Figure (“SFPF”), an immediate family member of a SFPF, or a close associate of a SFPF.

6.17.6.	Neither the Seller, any beneficial owners of the Seller, any Person Controlling or Controlled by the Seller or the SPVs is a shell bank.

6.18.	Environment

6.18.1.
To the Seller’s Knowledge, each SPV has complied with, and the business, operations, assets, equipment (including the relevant Plant), the Lands, without limitation, are in compliance with, the provisions of Applicable Laws and Regulations regarding environmental, health and safety. Each SPV has been granted with all the Permits required under any Applicable Laws and Regulations regarding environmental and health and safety matters.

6.18.2.	No SPV has received any written notice of violation(s) of any Applicable Laws and Regulations regarding environmental, health or safety matters.

6.18.3.
To the Seller’s Knowledge, no SPV has received any written notice, of any event, which, due to issues connected to any non-compliance with Applicable Laws and Regulations regarding environmental and health and safety, might reasonably be expected to (a) give rise to the revocation, termination or invalidity of the Permits; or (b) otherwise prevent, materially adversely affect, restrict or interfere with the normal operation of the business of any SPV.

6.19.	Taxes

6.19.1.
Each SPV has duly and timely filed returns and reports relating to Taxes and any other documents for all Taxes (“Tax Returns”) that must be filed pursuant to the Applicable Laws and Regulations. Such Tax Returns are true, complete, correct, accurate in any material respect, pursuant to the Applicable Laws and Regulations.

6.19.2.
Each SPV has made all due payments, deductions, and/or withholding to be made with respect to Taxes, including those resulting from the filed Tax Returns and any undisputed written notice, assessment or injunction received from any competent Tax authority.

6.19.3.
Each SPV has applied exemptions from withholdings to the payments made to the shareholder or to any foreign Affiliates, including but not limited to the exemptions under the Parent – Subsidiary EU Directive, in compliance with any applicable law provision.

6.19.4.
There are no pending or threatened (in writing) notices of assessments for Taxes due, audits, written Tax claims or proceedings before any judicial or administrative authority in connection with the assessment of Taxes against any SPV.

6.19.5.
The U.S. federal tax classification of each SPV was not relevant (for the purposes of Section 301.7701-3 of Title 26 of the U.S. Code of Federal Regulations) within the 60 (sixty) months prior to the Closing Date.

6.20.	Employment

6.20.1.
Each SPV has never employed any employee and to the Seller’s Knowledge there is not and there has not been any: (i) Person (e.g. consultant, self-employee, collaboratore a progetto, temporary worker, employee employed by any subcontractor of any  SPV etc.) entitled to be qualified, reinstated, or anyhow treated as employee of the SPVs; or (ii) Person and/or authority entitled to claim against any SPV in connection with the payment of any salary, salary items, including deferred salaries, salary differences, any employment-related indemnities.

6.20.2.	Each SPV has complied with the rules set forth in Legislative Decree No. 81 dated 9 April 2008, as further amended, regarding the safety of the working places.

6.20.3.	There is no litigation pending or threatened in writing by any Person concerning employment and/or the right to be qualified, reinstated, or anyhow treated as employee on the payroll of any SPV.

6.21.	Intellectual property rights

6.21.1.
Each SPV is not in breach of any third party’s right in respect of any intellectual or industrial property right used for the conduct of the business as conducted by each SPV as of the relevant Closing Date.

6.21.2.	Each SPV does not own any intellectual or industrial property right nor any intellectual or industrial property right is registered in the name of such SPV.

6.22.	Contracts

6.22.1.
No SPV is party to any agreement or other contractual arrangement (including any unilateral commitment) other than those included in the Due Diligence Documents and whose value exceed Euro 10,000.00 per single agreement or contract.

6.22.2.
All contracts entered into by each SPV whose final term is not expired yet (a) are valid and binding according to their terms and the Applicable Laws and Regulations and (b) have not been threatened in writing to be cancelled by the relevant SPV or by the relevant counterparties.

6.22.3.
To the Seller’s Knowledge, there are no outstanding obligations under the engineering procurement and construction contracts to which the relevant SPV was a party to and the relevant contractors have duly performed all their obligations thereunder.

6.22.4.
Each SPV and the relevant contractors have duly and timely performed all their material obligations under the Current O&M Contracts according with the terms and conditions provided therein and there are no outstanding obligations under such Current O&M Contracts (other than the payments of performed activities provided thereunder).

6.22.5.	No written notice of alleged default has been received or sent under any contract to which any of the SPVs is a party by or to the relevant SPV.

6.22.6.
No contract, other than those included in the Due Diligence Documents, to which any of the SPVs is a party to and which is material for the conduct of business of the relevant SPV, provides for the right of the other party/ies thereto to terminate the contract, or to renegotiate its terms and conditions or the right to any penalty in case of change of control of the relevant SPV.

6.22.7.	There are no pending claims or claims threatened in writing either by or against the SPVs with respect to any of the contracts to which such SPVs are a party.

6.23.	Insurances

6.23.1.	To the Seller’s Knowledge, each SPV has entered into and maintains in full force and effect fire, casualties and the other insurance policies provided for under any Applicable Laws and Regulations.

6.23.2.
All insurance premiums due and payable under such insurance policies have been duly and timely paid by each SPV or, in case such premiums have not been timely paid, any related charge, payment and/or liability has been entirely paid and/or discharged, however, no SPV is in breach of any existing and in force insurance policies.

6.23.3.	There are no pending claims or claims threatened in writing by the relevant insurers to terminate the insurance policies to which the SPVs are parties.

6.24.	Attorneys-in-fact

As of the Closing Date, each SPV will not have appointed, and granted the relevant powers to, any attorneys-in-facts or other Person (other than the SPVs’ directors) having the powers to act in the name and on behalf of the relevant SPV.

6.25.	Completeness and accuracy of information

6.25.1.
To the Seller’s Knowledge all the documents (including the Data Room Documents), information and data provided as of the Date of Execution, to the Purchaser, any of its Affiliates and/or Relevant Persons in respect of the Transaction by the Seller, any of its Affiliates and/or Relevant Persons are complete in all their material aspects and not misleading in any material respect.

6.25.2.	The Seller has not knowingly omitted to transparently provide as part of the Data Room Documents any document or information which may be relevant for the business, operations or prospects of any SPV.

6.25.3.	All the documents provided in copy or draft only are conforming to the respective originals or executed version.

7.	INDEMNIFICATION OBLIGATIONS OF THE SELLER

7.1.	Seller’s responsibility for breach of Seller’s obligations and undertakings – indemnifiable Damages

Without prejudice to Clause 6.2 above, and without duplication of any other remedy under this Agreement, including the remedies set forth in Clauses 4.4 and 9, the Seller hereby undertakes to indemnify the Purchaser (or, upon request of the Purchaser and without duplication, the relevant SPVs that suffered the relevant Damage), in accordance with the terms and within the limits set forth in this Clause 7, only and exclusively with respect to Damages incurred or suffered by the Purchaser and/or, but without duplication, the SPVs, as a direct consequence of (i) breach or failure by the Seller to perform (or to cause, prior to the Closing Date, the relevant SPVs to perform) any of the obligations and undertakings of the Seller under this Agreement and (ii) the facts and circumstances under Clause 6.17 (Compliance with the anti-bribery and anti-corruption Applicable Laws and Regulations) being not correct or not true.

7.2.	Exclusive Remedy

Without prejudice to Clause 7.3 below, the right to obtain indemnification pursuant to Clause 7.1 shall exclude any other right, action, remedy, defence, exception, claim or means of protection available to the Purchaser under any Applicable Law and Regulations, provided that the Closing has occurred.

7.3.	Restrictions and limitations

7.3.1.	General Limitation

The Parties agree that the provisions of Clause 6.2 shall not apply in the event the facts and circumstances under Clause 6.17 (Compliance with the anti-bribery and anti-corruption Applicable Laws and Regulations) are not correct or not true.

7.3.2.	Time Limitation for Claims

(a)
Without prejudice to Clauses 4.4.3, 6.2, 7.1, 7.2 and 9, the Seller shall not be liable unless a notice of the relevant Claim is given by the Purchaser to the Seller, in accordance with Clause 7.4 below, within 18 (eighteen) months following the Closing Date.

(b)
The Parties acknowledge and agree that the time limits set forth in this Clause 7.3.1  are provided under penalty of forfeiture (a pena di decadenza) and that such time limits are, by mutual agreement of the Parties, adequate to allow the Purchaser to exercise its rights under this Agreement.

7.3.3.	Minimum Claims

The Seller shall not be liable in respect of any individual Claim where the actual amount for which the Seller is liable in accordance with this Agreement (and therefore applying the exclusions, deductions and limitations set forth hereunder), in respect of any such individual Claim, is equal to or lower than Euro 20,000.00 (twenty thousand/00) (hereinafter the “De Minimis”).

7.3.4.	Aggregate Minimum Claims

(a)
The Seller shall not be liable in respect of any Claim unless the aggregate actual amount of all Claims brought by the Purchaser for which the Seller is liable in accordance with this Agreement (and therefore applying the exclusions, deductions and limitations set forth hereunder) exceeds Euro 200,000.00 (two-hundred thousand/00) (hereinafter the “Basket”).

(b)
Where the aggregate actual amount of all Claims brought by the Purchaser for which the Seller would be liable in accordance with this Agreement (and therefore applying the exclusions, deductions and limitations set forth hereunder) exceeds the Basket, the liability of the Seller shall be limited to the amount in excess of the Basket.

7.3.5.	Maximum Liability

To the maximum extent permitted under Italian Law, the aggregate liability of the Seller in respect of any and all Claims shall not exceed an amount equal to the 5% (five per cent) of the Purchase Price, as decreased by application of any Leakage  (hereinafter the “Cap”).

7.3.6.	Changes following the Date of Execution

The Seller shall not be liable in respect of any Claim to the extent that any matters giving rise to any such Claim and/or any Damage arising therefrom, including the aggravation of any such matters and Damage, would not have occurred but for a change in any Applicable Laws and Regulations, interpretation by any Authority or general accounting practice that occurs after the Date of Execution.

7.3.7.	Seller’s Disclosures

Subject to Clause 7.3.15, the Seller shall not be liable under this Agreement in respect of any Claim to the extent that the matters giving rise to any such Claim are fairly disclosed, in the Due Diligence Documents, and/or in this Agreement (including the Schedules hereto).

7.3.8.	Contingent Liabilities

(a)	The Seller shall not be liable in respect of any Claim to the extent that any such Claim relates to any Damage suffered by the Purchaser and/or the SPVs which is contingent or potential.

(b)
The Seller shall be liable (i) in case of a Third Party Claim, upon the liability of the Purchaser and/or the relevant SPV(s) becoming actual under an enforceable (esecutivo/a) decision of the competent Authorities (it being understood that if thereafter a final decision revokes, amends, annuls or cancels, also partially, such enforceable decision then the Purchaser shall promptly pay back the amounts received from the Seller accordingly) or under a settlement agreement entered into in accordance with Clause 7.5; or (ii) in all other cases, upon the Purchaser and/or the relevant SPV(s) having actually suffered the Damage.

7.3.9.	Insurance and Recovery from Third Parties

The Seller shall not be liable under this Agreement in respect of any Claim to the extent of any amount:

(a)
which the Purchaser and/or the relevant SPV cashed-in pursuant to insurance policies (including the Warranty and Indemnity Policy) covering the facts or circumstances underlying said Claim, it being understood that, subject to Closing (i) the Purchaser shall diligently pursue, and shall cause the SPVs to diligently pursue, all available indemnification under relevant insurance policies and (ii) in the event the Seller pays any amount pursuant to a Claim and thereafter the Purchaser and/or any of the SPVs cashes-in any indemnification under any relevant insurance policies for the same fact or circumstance, then the Purchaser shall reimburse to the Seller any such indemnification within 10 Business Days from such receipt; and/or

(b)
which the Purchaser and/or the relevant SPVs cashed-in from any third party in connection with the matters giving rise to any such Claim and any Damages arising therefrom, it being understood that the provisions set out in points (i) and (ii) of preceding letter (a) shall apply mutatis mutandis.

7.3.10.	Reference Financial Statements

The amount of the Damage to be indemnified by the Seller to the Purchaser in respect of any Claim will be reduced by the amount of any specific provisions or cash reserves accounted for in the Reference Financial Statements of the SPVs for the subject matter that caused such Damage.

7.3.11.	Tax Benefit – Tax Detriment

The Seller shall not be liable in respect of any Damage which, for Tax purposes, are deductible by the Purchaser and/or any of the SPVs (whether in the current or in any subsequent fiscal year).

The liability of the Seller shall be increased by the amount of any Tax detriment suffered by the Purchaser and/or the SPVs in respect of Losses which arise from any Claim.

7.3.12.	Double Claims

(a)	In no event shall there be a duplication of indemnification with respect to any breach of any of the Seller’s obligations, representations, covenants and undertakings under this Agreement.

(a)
For the avoidance of doubt, the Seller’s indemnification obligation set out in Clause 7 shall be without duplication with any liabilities related to Leakages, if any, or other indemnifications received by the Purchaser and/or by any of the SPVs for the same fact or circumstance which caused the breach of any Seller’s obligations, representations, covenants and undertakings set out in the Agreement.

7.3.13.	Mitigation of Losses – Voluntary act

The Purchaser shall ensure that all reasonable steps are taken to avoid or mitigate any Damage which might give rise to a liability on the part of the Seller in respect of any Claim.

The Seller shall not be liable under this Agreement in respect of any Damage connected with any Claim to the extent that the relevant Damage was directly caused by an act, decision or omission of the Purchaser and/or, after the Closing, any of the SPVs other than mandatorily required under Applicable Laws and Regulations, and that would have not arisen without such act, decision or omission of the Purchaser and/or, after the Closing, any of the SPVs.

7.3.14.	Payments

Any amount payable by the Seller to the Purchaser under Clause 7 shall be treated to the maximum extent possible under the Law as an adjustment to the Purchase Price.

7.3.15.	Exclusions

For the sake of clarity, the Parties agree that the provisions set forth under this Clause 7.3 shall not apply to Leakages (other than Permitted Leakages), if any, and, to the extent provided under Clause 9.1.2, to Indemnities.

7.4.	Handling of Claims

7.4.1.
If the Purchaser intends to seek indemnification from the Seller pursuant to Clause 7.1, the Purchaser shall provide the Seller with written notice of any fact which may result in the Purchaser’s and/or any of the SPVs suffering a Damage for indemnification of which the Seller may be held liable under this Agreement (the “Notice of Claim”), setting forth (i) the Claim which the Purchaser intends to make (ii) such information as it is available to the Purchaser and/or to the SPVs and is reasonably necessary to enable the Seller to assess the merits of the Claim.

7.4.2.
Without prejudice to Clause 7.4.3, each Notice of Claim shall be dispatched promptly after knowledge of the relevant underlying facts and no later than 30 Business Days of the date on which the Purchaser becomes aware thereof under penalty of forfeiture (a pena di decadenza).

7.4.3.	Failure by the Seller to reply in writing to a Notice of Claim within 20 Business Days of receipt thereof shall be deemed as rejection by the Seller of the Claim set forth in the Notice of Claim.

7.4.4.
In case the Seller rejects a Claim made in a Notice of Claim or does not provide a reply in writing pursuant to Clause 7.4.3 above, the Seller and the Purchaser shall attempt to resolve any differences that they may have with respect to the matters constituting the subject matter of such Notice of Claim during a period of 20 Business Days starting from the date of rejection. If, by the end of such period, the Seller and the Purchaser have failed to reach an agreement in writing with respect to all of such matters, all matters as to which an agreement has not been so reached may be submitted to Court pursuant to Clause 13.2 by either Party.

7.5.	Handling of Third Parties Claims

7.5.1.
In case a matter or circumstance that may give rise to a Claim against the Seller under this Agreement is a result of, or is in connection with, a claim by a third party (a “Third Parties Claim”), without prejudice to Clause 7.4.3, the Purchaser shall notify the Seller of the existence and content of such Third Parties Claim, either by the relevant SPV(s) or by the Purchaser, except that, in the event that the deadline for filing an appeal, opposition or to take any other action in respect of such Third Parties Claim is less than 20 (twenty) Business Days, the aforesaid Purchaser’s notice shall be given to the Seller within such shorter term as may be appropriate in the circumstances to allow the filing of such an appeal, opposition or to take such action. The aforesaid Purchaser’s notice shall also include a copy of all the available documentation regarding the Third Parties Claim and contain all factual information sufficiently describing the object of the Third Parties Claim in reasonable detail, as available to Purchaser and/or the relevant SPV(s) at that stage. The Parties shall mutually cooperate for the exchanges and sharing of any information related to such Third Parties Claim.

7.5.2.
The Purchaser shall properly and diligently defend, and shall cause the relevant SPV(s) to properly and diligently defend, against such Third Parties Claim and the Seller shall be entitled to participate and join, at its costs and expenses, and with counsels of its own choosing, in the defence of such Third Parties Claim and in the related negotiations (provided for the avoidance of doubt that the Seller and its Relevant Persons shall not have any power to represent the relevant SPV(s)). In all cases, the Purchaser shall keep the Seller informed of all material developments in relation to such Third Parties Claim.

7.5.3.
The Purchaser shall not, and shall ensure that the SPVs shall not, make any admission in relation to the Third Party Claim and shall not compromise, dispose of or settle the Third Party Claim without the prior written consent of the Seller, which shall not be unreasonably denied or withheld, it being understood that under no circumstance such consent shall imply or be regarded as an admission or acknowledgment of responsibility by the Seller.

7.5.4.
If the Purchaser and/or any of the SPVs receive an offer to settle any Third Party Claim but, notwithstanding the Seller’s consent to such proposed settlement, the Purchaser elects to not so settle, and/or does not procure that the SPVs so settle such Third Party Claim, the Seller, without prejudice to any other exclusion, deduction and/or limitation of the Seller’s liability under this Agreement, shall not be liable in respect of any Damage exceeding the amount of the proposed settlement.

7.5.5.
If the Seller acknowledges its full liability in writing with respect to the indemnification relevant to a Third Party Claim, the strategy on, handling of and all decisions on such Third Party Claim shall be taken by the Seller only. In this case, the Purchaser may, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim, participate and, to the maximum extent permitted by the Applicable Law, join by counsels of its choice and at its costs, in the defence of the Third-Party Claim and in any related negotiations, it being understood that in any case the strategy on, handling of and all decisions on such Third Party Claim shall be taken by the Seller only.

7.5.6.
For the sake of clarity, the obligations of the Purchaser under this Clause 7.5 for Damages insured under the Warranty and Indemnity Policy shall only apply to the extent they are not prohibited by any terms thereunder taken out by the Purchaser on the date of this Agreement and, to the extent of any conflict, the conduct rights of the Insurer under the Warranty and Indemnity Policy shall prevail over the rights of the Seller under this Clause 7.5, it being understood that (i) the Purchaser shall make all best efforts to protect the rights of the Seller under this Clause 7.5 and (ii) the Seller shall not be liable to the Purchaser and/or to third parties to the extent the Seller was not in the position to properly exercise its rights under this Clause 7.5 as a consequence of the provisions of this Clause 7.5.6.

8.	PURCHASER REPRESENTATIONS AND WARRANTIES

The Purchaser hereby makes the following representations and gives the following warranties to the Seller, which are true, correct and accurate as of the Date of Execution and shall be true, correct and accurate as of the relevant Closing Date (except for those representations and warranties that are given as of a specific date, which shall be true, complete and accurate on such date only, regardless of whether they are true, correct and accurate at any other time).

8.1.	Incorporation, existence and authority of the Purchaser

8.1.1.	The Purchaser is a company duly organized and validly existing under the laws of Italy.

8.1.2.
The Purchaser (a) is not under dissolution (liquidazione), nor has it passed any resolution for its voluntary winding up (scioglimento), merger, dissolution or liquidation; or (b) is not insolvent or subject to any bankruptcy or insolvency proceeding nor has it ever filed any application for admittance to any bankruptcy or insolvency procedure or similar proceedings.

8.2.	Authority, Consents, No Conflicts

8.2.1.
The Purchaser has full legal right, power and the authority to enter into this Agreement and the other documents to be executed pursuant to this Agreement and to perform the Transaction provided for herein and the performance of this Agreement without the necessity for the Purchaser of obtaining any prior consent, approval or authorization, except for the consent provided for under Clause 5.4.10 (Lenders’ consent). The execution and delivery of this Agreement and the completion of the Transaction provided for hereunder do not violate the Purchaser’s by-laws or constitute a breach by the Purchaser or give rise to a right of termination, cancellation, acceleration or amendments of any contract or other commitment undertaken by it, or violate any authorizations or permits, judgement, order, injunction, award, decree or Applicable Law and Regulation applicable to the Purchaser.

8.2.2.	This Agreement has been duly executed and constitutes the valid and binding obligations on the Purchaser enforceable against it in accordance with its terms.

8.3.	No Broker

There is no Person that is entitled to a finder’s fee or any type of brokerage commission from the Seller and/or any of the SPVs in relation to, or in connection with, the transactions contemplated herein as a result of any agreement or understanding with the Purchaser, nor has the Purchaser had any dealings related to the transactions contemplated herein with any Person that may claim a brokerage or other commission from the Seller and/or any of the SPVs.

8.4.	Availability of funds

The Purchaser has sufficient funds to perform, in a timely manner, the Purchaser’s obligations of payment under this Agreement.

8.5.	Indemnity

The Purchaser undertakes to indemnify and hold the Seller harmless from and against any Damages suffered by the Seller arising out of any inaccuracy or breach of one or more of the representations and warranties of the Purchaser set forth in Clause 8.

8.6.	Purchaser’s responsibility restrictions

Same limitations as those provided under Clause 7.3 will apply also to the Purchaser’s indemnification obligations in case of a breach of the representations and warranties under this Clause 8, mutatis mutandis.

9.	SPECIAL INDEMNITIES

9.1.	General provisions applicable to the Indemnities

9.1.1.
Subject to (i) the terms and conditions provided herein, and (ii) the Purchaser and, after Closing, the relevant SPVs complying with the terms and conditions provided herein, the Seller shall indemnify and hold the Purchaser (and/or the relevant SPV(s), as the case may be depending upon request of the Purchaser, but without duplication of recovery) harmless from, and shall pay to the Purchaser (and/or to the relevant SPV(s), depending upon request of the Purchaser, but without duplication of recovery), the amount of any Damage suffered or incurred by the SPVs in direct and exclusive connection with any of the circumstances provided in this Clause 9 (hereinafter collectively the “Indemnities”).

The Purchaser acknowledges and agrees on the essential nature for the Seller of each and all the provisions set forth in this Clause 9, having the Seller agreed to consent on the Indemnities and related terms and conditions set forth in this Clause 9 on the basis of and subject to full, exact and entire compliance of the Purchaser and, after Closing, of the relevant SPV with each and all the provisions set forth in this Clause 9.

9.1.2.
The Parties agree that the Clauses 7.3.1 to 7.3.5, and Clauses 7.3.9 and 7.3.11 shall not apply to the Indemnities, while all other limitations and exclusion’s set forth in Clause 7.3 shall apply mutatis mutandis to all Indemnities.

9.1.3.
The Purchaser shall be entitled to deliver a Notice of Claim in relation to any Indemnity only if, and subject to, an order or decision of the competent Authority which is directly related to the facts and circumstance underlying such Indemnity and which may trigger such Indemnity, has been notified in writing to the relevant SPV after the Date of Execution, and shall be considered valid for the purposes of this Clause 9 only if such Notice of Claim attaches the relevant order or decision of the competent Authority.

9.1.4.
The Seller shall be liable in respect of any Indemnity upon the related liability of the relevant SPV(s) becoming actual under a final and unchallengeable decision of the competent Authorities or, but without prejudice to Clause 9.1.7, under a settlement agreement entered into with the prior consent of the Seller, which shall not be unreasonably denied or withheld.

9.1.5.	For the sake of clarity:

(i)
the maximum aggregate amounts indicated in Clauses 9.2.2, 9.3.2 and 9.4.2 are alternative and not cumulative and shall apply without duplication. For the sake of clarity, the maximum aggregate amount indicated for an  Indemnity shall not cover nor be used for any other Indemnity;

(ii)
the Indemnities are the sole remedy available to the Purchaser in relation to the facts and circumstance underlying such Indemnity, and shall apply without any duplication with other actions and remedies that the Purchaser may have under this Agreement or the Applicable Law and Regulations.

9.1.6.	With respect to Indemnity under Clause 9.2:

(i)
the Seller will be entitled – but will have not the obligation – to handle, manage and decide upon any action related to or underlying such Indemnity, provided that Seller shall bear all costs associated thereto, and shall keep the Purchaser duly and timely informed and updated, and the Purchaser will be entitled to participate (at its cost and expense) in any such dispute, defense, compromise or appeal, it being understood, for the sake of clarity, that the Seller shall have final decision making authority with regard to all aspects of the conduct and handling of said dispute, defense, compromise or appeal, and the Purchaser shall cause the relevant SPVs to duly and promptly comply with the foregoing provisions;

(ii)	it is however agreed that the Seller shall not request the relevant SPV(s) and/or the Purchaser to carry out any action or transaction with respect to such Indemnity that:

(a)	is in violation of any Applicable Laws and Regulations; or

(b)
causes acceleration of or events of default under the financing agreements in place at the time of the action/transaction, it being understood that if the Purchaser and/or the relevant SPVs do not comply with requests or decisions of the Seller on the ground of this letter (b), then the Seller shall have no liability for such Indemnity to the extent it has been proved according with the Law and Regulations that such Indemnity would have not been triggered had the requests or decisions of the Seller been complied with; or

(c)	intentionally causes a material Damage to the relevant SPV(s) (taking into account also Seller’s interest);

(iii)
should the Seller elect not to handle, manage and decide upon any action related to or underlying one or more Indemnities, the Purchaser will be entitled to do so, it being understood that: (i) the Purchaser shall keep the Seller duly and timely informed and updated and the Seller will be entitled to participate (at its cost and expense) in any dispute, defense, compromise or appeal relating thereto; (ii) the Purchaser shall, and shall cause the relevant SPVs to, duly and diligently defend against the facts and circumstances which may cause any such Indemnity; (iii) the Purchaser shall not, and shall ensure that the relevant SPVs shall not, make any admission, exchanges, filing, request or waiver in relation to any facts and circumstances which may cause any such Indemnity, nor compromise, dispose of, waive or settle any facts and circumstances which may cause any such Indemnities without the prior written consent of the Seller.

9.1.7.	With respect to Indemnities under Clauses 9.3 and 9.4:

(i)	the Parties shall jointly manage and decide upon any action related to or underlying such Indemnities, provided that:

(d)
within 15 Business Days from the receipt of the Notice of Claim under Clause 9.1.3 the Parties shall jointly appoint a consultant who will diligently defend the relevant SPV against the relevant GSE verification;

(e)	all costs associated thereto shall be equally borne by the Parties;

(f)	each Party shall keep the other Party duly and timely informed and updated with respect to the dispute and/or strategy of the appointed consultant;

(g)
none of the Parties shall have final decision making authority with regard to any aspect of the conduct and handling of said dispute, defense, compromise or appeal, without the written consent of the other Party, it being understood that any such decision shall be only made jointly by the Parties;

(h)
if a binding offer is made to settle any matter giving rise to the Seller’s liability under Clauses 9.3 and 9.4 which the Seller, but not the Purchaser, is willing to accept, then the Purchaser and/or the relevant SPV shall be free not to enter into such settlement and to commence or continue litigation at their own expense, but the possible Seller’s liability for the relevant matter(s) under Clauses 9.3 and 9.4 shall be in any case limited to the lower of (i) the amount of the proposed settlement and (ii) the maximum aggregate amounts indicated in Clauses 9.3.2b) and 9.4.2b)).

(ii)
for the sake of clarity, the co-management of the claim under this Clause 9.1.7 shall not per se prejudice the right to be indemnified of the Purchaser and/or the relevant SPV(s) under Clauses 9.3, in any case without prejudice and subject to Clause 9.1.1.

9.1.8.
Without prejudice to Clause 9.1.7(i)(e), the Purchaser shall not, and shall ensure that the relevant SPVs and/or their respective representatives and advisors shall not, make any exchange, communication, notice, filing, admission, request, waiver, in whatever form, in relation to any facts and/or circumstances related to or underlying any Indemnity, without the prior written consent of the Seller.

9.2.	Tax

9.2.1.
Subject to and according with Clause 9.1 above, the Seller undertakes to the Purchaser the Indemnity for the tax matters (collectively, the “Potential Tax Liabilities”) detailed in Schedule 9 hereto (hereinafter the “Potential Tax Liabilities Indemnity”).

9.2.2.	The Parties agree that:

a)
the Seller shall be liable to the Purchaser under the Potential Tax Liabilities Indemnity until 31 December 2023, it being understood that, notwithstanding the foregoing, once a Notice of Claim with respect to the  Potential Tax Liabilities Indemnity is submitted within and not later than 31 December 2023 and in compliance with Clause 9.1.3 above (under forfeiture of the right (a pena di decadenza)), Seller’s liability in connection with the indemnification claim specified in the relevant Notice of Claim shall remain in place until the relevant Claim is finally settled or resolved pursuant to this Agreement;

b)
notwithstanding anything in this Agreement to the contrary, Seller's maximum aggregate liability under this Agreement with respect to the Potential Tax Liabilities Indemnity shall in any event be limited, in the aggregate, to Euro 250,000.00 (two-hundred-fifty thousand/00) as decreased in accordance with Schedule 9 hereto, that provides a progressive reduction over the years of the liability of the Seller in connection thereto.

9.3.	Pedale

9.3.1.
Subject to and according with Clause 9.1 above, the Seller undertakes to the Purchaser the Indemnity for the following (hereinafter the “Pedale Indemnity”): negative outcome of the GSE Verification resulting in the annulment, revocation or reduction of the incentive granted by GSE under the Decree 10 May 2010 (Third Conto Energia) in relation to Pedale Plant and grounded on the basis of alleged non-compliance of the installed Conergy modules model PM 230P-5 installed with the applicable rules concerning CEI EN 61215 certifications under the Decree 10 May 2010 (Third Conto Energia).

9.3.2.	The Parties agree that:

a)
the Seller shall be liable to the Purchaser under the Pedale Indemnity until 30 June 2021, it being understood that, notwithstanding the foregoing, once a Notice of Claim with respect to the Pedale Indemnity is submitted within and not later than 30 June 2021 and in compliance with Clause 9.1.3 above (under forfeiture of the right (a pena di decadenza)), Seller’s liability in connection with the indemnification claim specified in the relevant Notice of Claim shall remain in place until the relevant Claim is finally settled or resolved pursuant to this Agreement;

b)
notwithstanding anything in this Agreement to the contrary, Seller's maximum aggregate liability under this Agreement with respect to the Pedale Indemnity shall in any event be limited, in the aggregate, to Euro 2,100,000.00 (two million one-hundred thousand/00).

9.4.	Galatina

9.4.1.
Subject to and according with Clause 9.1 above, the Seller undertakes to the Purchaser the Indemnity for the following (hereinafter the “Galatina Indemnity”): negative outcome of potential verification by GSE resulting in the annulment, revocation or reduction to the Galatina Plant of the incentive granted by GSE under the Decree 19 February 2007 (Second Conto Energia) and grounded on lack of evidence of the transmission of the works completion declaration under article 1 septies of Law no. 129/201 (Salva Alcoa Law) to the Municipality of Galatina and/or the competent grid operator by 31 December 2010.

9.4.2.	The Parties agree that:

a)
the Seller shall be liable to the Purchaser under the Galatina Indemnity until 31 December 2023, it being understood that, notwithstanding the foregoing, once a Notice of Claim with respect to the Galatina Indemnity is submitted within and not later than 31 December 2023 and in compliance with Clause 9.1.3 above (under forfeiture of the right (a pena di decadenza)), Seller’s liability in connection with the indemnification claim specified in the relevant Notice of Claim shall remain in place until the relevant Claim is finally settled or resolved pursuant to this Agreement;

b)
notwithstanding anything in this Agreement to the contrary, Seller's maximum aggregate liability under this Agreement with respect to the Galatina Indemnity shall in any event be limited, in the aggregate, to Euro 500,000.00 (five-hundred thousand/00).

10.	CONFIDENTIAL INFORMATION

10.1.
This Clause shall be without prejudice to the Non-Disclosure Agreement dated 17 December 2019 by and between Sonnedix Solar International Limited and Ellomay Luxembourg Holdings S.a.r.l. (the “NDA”), which shall continue in full force and effect notwithstanding this Agreement.

10.2.
For a period of two (2) years following the Closing Date (or following the Date of Execution in the event the Closing does not occur), each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to (a) the existence and the provisions of this Agreement; (b) the negotiations relating to this Agreement; (c) (in the case of the Purchaser) the business, financial or other affairs (including future plans and targets) of the Seller, including, prior to Closing, the SPVs; or (d) (in the case of the Seller) the Purchaser, any of the Purchaser’s Affiliates (including the SPVs following the Closing Date), JPMorgan Investment Management Inc. (“JPMIM”) or JPMorgan Chase & Co. (“JPMC”), their subsidiaries and/or any JPMIM or JPMC group managed or advised funds; and (e) (in the case of the Purchaser) the Seller or any of the Seller’s Affiliates (excluding the SPVs as of following the Closing Date) (all such information, hereinafter, “Confidential Information”). Confidential Information shall not include, however, information that (a) is or becomes generally available to the public other than as a result of a disclosure by a Party or its Relevant Persons; (b) is obtained or independently developed by a Party on a non-confidential basis prior to its disclosure; or (c) is disclosed as required by Applicable Laws and Regulations (including, but not limited to, the rules of any stock exchange on which the corporate capital of either Party or its holding company are listed) or any Authority (including, but not limited to, any stock exchange, listing or regulatory Authorities), (d) is required to vest the full benefit of this Agreement in the Seller or the Purchaser, (e) is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement, (f) is disclosed pursuant to the written approval to the non-disclosing party.

10.3.
Where a Party reasonably determines that a disclosure is required by the Applicable Laws and Regulations (including, but not limited to, the rules of any stock exchange on which the corporate capital of either Party or its holding company are listed) or by any other Authority (including, but not limited to, any stock exchange, listing or regulatory Authorities) with relevant powers to which such Party or any of its Affiliate(s) is subject, the disclosure shall, to the extent permitted by the Applicable Laws and Regulations, be made after consultation with the other Party and after taking into account the reasonable requirements of the other Party as to timing, content and manner of making or dispatch of the disclosure.

10.4.
For the avoidance of doubt, nothing in this Clause 10 shall be deemed to prohibit or restrict the Parties’ from disclosing Confidential Information without prior notice to the other Party, to any of its Affiliates or lending banks (including in all cases their respective Relevant Persons and consultants) or to any Authority (including, but not limited to, any stock exchange, listing or regulatory Authorities, bank examiner or self-regulatory organization having authority to regulate or oversee any part of a Party’s or its Affiliates’ business (including in all cases their respective Relevant Persons).

10.5.
No announcement, communication or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Seller, any Seller’s Affiliate, Purchaser or any Purchaser’s Affiliate without the prior written consent of the Seller and the Purchaser. This shall not affect any announcement, communication, or circular required by Applicable Laws and Regulations (including, but not limited to, the rules of any stock exchange on which the corporate capital of either Party or its holding company are listed) or any Authority (including, but not limited to, any stock exchange or regulatory Authorities), which, for the avoidance of doubt, may be effected without consent of the other Party.

10.6.
Irrespective of the above provisions, the Seller shall be allowed to issue any press release required under the Applicable Laws and Regulations and/or pursuant to internal policies of Ellomay group, in the form shared with the Purchaser before the Date of Execution.

11.	COSTS AND TAXES

Any tax, cost, expense, fee, duty, or charge arising out in connection with this Agreement or the transaction contemplated herein shall be borne as follows:

(i)	any income and capital gain taxes (if any) due by the Seller as a consequence of the sale and purchase of the Quotas shall be borne by the Seller;

(ii)	each Party shall bear the fees and expenses incurred by their respective auditors and advisors;

(iii)	notarial fees and Taxes (including registration duties) related to the purchase of the Quotas shall be borne by the Purchaser.

12.	MISCELLANEOUS PROVISIONS

12.1.	Entire Agreement

This Agreement contains the entire understanding and supersedes all prior agreements/arrangements of the Parties with respect to the Transaction contemplated hereunder except for the NDA. There are no agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein.

12.2.	Notices

Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in English language and shall be deemed to have been duly and validly given (i) in the case of notice sent by letter, upon the date of actual receipt of the same as evidenced by a return receipt, and (ii) in the case of notice sent by certified email or fax, upon the date of acknowledgement of receipt of transmission, addressed, in each case, as follows:

if to the Seller:

Ellomay Luxembourg Holdings S.a.r.l.
7B, Rue de Bonnevoie
L-1260 Luxembourg
Attention: Ran Fridrich, Kalia Rubenbach
Email: ranf@ellomay.com, kaliaw@ellomay.com
Fax: +97237971122

if to the Purchaser:

Sonnedix San Davide S.r.l.
Via Ettore de Sonnaz 19
10121, Torino - Italy
Attention: Maurizio Grassi
Email:    notices@sonnedix.com
notice.italy@sonnedix.com
silvia@sonnedix.com
maurizio@sonnedix.com
Pec:       sandavide.pec@maildoc.it
Fax: +39 02 40044832

or at such other address as either Party may hereafter provide to the others by written notice, as provided herein.

12.3.	Assignment

Neither Party may assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement (including any cause of action arising in connection with any of them) or of any right or interest in any of them without the prior written consent of the other Party. Notwithstanding the foregoing, the Purchaser shall be entitled to (a) freely transfer all or part of its rights and obligations under or arising out of this Agreement to any of its Affiliates it being understood that the Purchaser shall remain jointly and severally liable with such transferee with respect to each and all obligations and undertakings under or arising from this Agreement; and (b) freely assign by way of security any receivable under or arising out of this Agreement to any finance party providing it with loans or other forms of financial accommodation involving the SPVs and/or the Portfolio, it being understood that the Seller shall remain entitled to exercise each and all rights, remedies, exceptions and counterclaims under or arising from this Agreement.  This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, that the Liability of the Seller or of any of the Seller’s Affiliates shall not be increased as a result thereof.

12.4.	Changes in writing

This Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, modification or discharged is sought.

12.5.	No waiver

Except for the cases of forfeiture provided for by this Agreement, the failure to exercise or any delay in exercising a right or remedy provided by this Agreement or by Applicable Laws and Regulations shall not impair or constitute a waiver of such right or remedy or an impairment or a waiver of other rights or remedies.

12.6.	Negotiation

The Parties reciprocally agree and acknowledge that this Agreement has been specifically negotiated among them in all parts, does not contain any reference to predefined terms and conditions (condizioni generali di contratto) and has not been executed by means of predefined forms. Accordingly, the Parties reciprocally agree and acknowledge that Articles 1341 and 1342 of the Italian civil code do not apply to this Agreement.

12.7.	Further Assurances

Each of the Parties shall use reasonable endeavours to procure that any necessary third party shall, from time to time, execute any documents and perform any acts and things as either of them may reasonably require to transfer the Quota and the Shareholder Loan to the Purchaser and to give the Purchaser the full benefit of this Agreement.

12.8.	No Third Party Beneficiaries

This Agreement, together with the other documents and schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof, save as where expressly provided in this Agreement.

12.9.	Counterparts

This Agreement and the Schedules hereto are executed in two counterparts, each of which will be deemed an original, but all of which together will constitute a single document.

12.10.	Severability

Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in Applicable Laws and Regulations or interpretations thereof or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to reflect those required changes.

13.	APPLICABLE LAW – EXCLUSIVE JURISDICTION

13.1.	Applicable law

This Agreement, any connected Schedules or documents and the rights and obligations of the Parties hereunder or however connected with its execution, perfection, construction and performance shall be governed by and construed and interpreted in accordance with the laws of Italy.

13.2.	Dispute resolution and jurisdiction

The Parties agree to cooperate with each other in good faith to resolve any controversy, claim or dispute among them arising under or in connection with this Agreement or the Transaction (the “Dispute”) in accordance with the following procedures:

(a)
if the Dispute cannot be resolved informally, such dispute will initially be referred, through written notice by any Party to the other Party, to a meeting of the senior management representatives of the Parties. The senior management representatives will meet in an attempt to resolve the dispute within 30 calendar days following receipt of such written notice;

(b)
if the Dispute is not resolved within 30 calendar days of the written notice sent by any Party to the other Party, then any Party may submit the Dispute to the exclusive jurisdiction of the courts of Milan.

***

Please confirm that the foregoing correctly sets forth the terms of our agreement by reproducing our proposal in a separate document duly signed by an authorized signatory, initialized on each page.

Sonnedix San Davide S.r.l.
_____________________________________

Silvia Cazzola